UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
Amendment #1

Registration Statement under the Securities Act of 1933 LEXARIA CORP.
(Name of small business issuer in its charter)
Nevada	1381	20-2000871
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
1166 Alberni Street, Suite 501 Vancouver British Columbia V6E 3Z3 Telephone: 604-684-0999
(Address and telephone number of principal executive offices & intended principal place of business)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

FRASER AND COMPANY LLP
999 West Hastings Street, Suite 1200
Vancouver, British Columbia, Canada V6C 2W2
Telephone No.: (604) 669-5244 Facsimile No.: (604) 669-5791

BUSINESS FIRST FORMATIONS, INC. 3702 South Virginia Street, Suite G12-401 Reno, Nevada 89502-6030 Tel: 775-338-2598
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ❒

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ❒

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ❒

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ❒

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(3)
Common Stock to be offered by Selling Stockholders	11,233,300	$0.15 (2)	$1,684,995	$180.29
Total Registration Fee				$180.29

(1) An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2) Based on the last sales price on December 8, 2005. The selling stockholders will sell their shares of our common stock at a price of $0.15 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market.

(3) Estimated in accordance with Rule 457(o) solely for the purpose of computing the amount of the registration fee based on a bona fide estimate of the maximum offering price.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

ii

PROSPECTUS	Subject to Completion
______________________, 2006

LEXARIA CORP.
A NEVADA CORPORATION

11,233,300 SHARES OF COMMON STOCK OF LEXARIA CORP.
-------------------------------------------------------------------------------------

This prospectus relates to the 11,233,300 shares of common stock of Lexaria Corp., a Nevada Corporation, which may be resold by certain selling stockholders of the company. We have been advised by the selling stockholders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. The shares being resold constitute approximately 63.89% of the total outstanding shares of our common stock. The latest price of our common stock was $0.15 per share and will remain at this price until a market develops. Currently we are not listed on any public market. Subsequent to the acceptance of this registration statement, we plan to seek the quotation of our shares on the OTC Bulletin Board (the "OTCBB"). A market maker will file an application on our behalf to make a market for our common stock on the OTCBB, and the price will be at prevailing market prices or privately negotiated prices. There can be no assurance that we will be able to obtain an OTCBB listing. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. However, we have received proceeds from the sale of shares of common stock that are presently outstanding. We will pay for expenses of this offering.

In connection with any sales, any broker or dealer participating in such sales may be deemed to be an underwriter within the meaning of the Securities Act.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 2 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is ____________, 2006.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS
PAGE NUMBER
PROSPECTUS SUMMARY	4
Our Business	4
The Offering	5
Summary Financial Data	5
RISK FACTORS	6
Risks Associated with our Business	6
We have a limited operating history with losses and expect losses to continue, which raises concerns about our ability to continue as a going concern.	6
We will require additional financing to acquire or explore additional resource assets.	6
We may not be successful in our exploration for oil and gas.	6
We may not be able to obtain all of the licenses and permits necessary to operate our business.	7
Estimates of oil and gas reserves are inherently forward-looking statements, subject to error, which could force us to curtail or cease our business operations.	7
The volatility of oil prices could adversely affect our results of operations.	7
Operating hazards may adversely impact our oil and gas exploration activities.	7
Establishing oil or gas reserves, production or revenue could take an indeterminate period of time, or could never happen.	8
Our costs could rise to make a successful exploration target uneconomic to develop.	8
Oil and gas exploration is frequently unsuccessful and few projects are ultimately developed into economically producing wells or fields.	8
If we are to lose our offices, advisors or third party consultants or are unable to recruit or retain qualified personnel, it could have a material adverse effect on our operating results and stock price.	9
Our management does not have a history of oil and gas exploration or development experience.	9
We are not the "operator" of any of our oil and gas exploration interests, and so are exposed to the risks of our third-party operators.	9
Risks Associated with our Common Stock	9
There is no active trading market for our common stock and you may be unable to sell your shares of our common stock if a market does not develop for our common stock.	9
Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations and the NASD's sales practice requirements, which may limit a stockholder's ability to buy and sell our stock.	9
Other Risks	10
Because all of our officers and directors are located in non-U.S. jurisdictions, you may have no effective recourse against the management for misconduct and may not be able to enforce judgment and civil liabilities against our officers, directors, experts and agents.	10

GLOSSARY	10
FORWARD-LOOKING STATEMENTS	11
SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE	11
THE OFFERING	11
USE OF PROCEEDS	11
DETERMINATION OF OFFERING PRICE	11
DILUTION	11
DIVIDEND POLICY	12
BUSINESS	12
MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION	21
PROPERTY	25
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	25
EXECUTIVE COMPENSATION	27
DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	28
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	29
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	29
PLAN OF DISTRIBUTION	29
SELLING STOCKHOLDERS	32
DESCRIPTION OF CAPITAL STOCK	33
LEGAL PROCEEDINGS	34
LEGAL MATTERS	34
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	34
EXPERTS	34
INTEREST OF NAMED EXPERTS AND COUNSEL	34
MARKET FOR OUR COMMON STOCK AND RELATED SHAREHOLDER MATTERS	34
WHERE YOU CAN FIND MORE INFORMATION	35
FINANCIAL STATEMENTS	36

All dollar amounts refer to US dollars unless otherwise indicated.

PROSPECTUS SUMMARY

Lexaria is an oil and gas exploration company and we have no revenues to date. The following is a summary of the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus. You should carefully read the entire prospectus, including the "Risk Factors" section and the documents and information incorporated by reference into it.

Our Business

Lexaria is an exploration and development stage oil and gas company engaged in the exploration for petroleum and natural gas in Canada and the United States. We have no proven oil and gas reserves nor have we realized any revenues from our exploration activities. To date, all of our exploration has been for natural gas. We were incorporated under the laws of the State of Nevada on December 9, 2004. Our business offices are located at 1166 Alberni Street, Suite 501, Vancouver British Columbia V6E 3Z3. Our telephone number is (604) 684-0999 #4. Since its inception, the Company has been engaged in the business of acquiring opportunities to explore for oil and gas.

We have acquired an interest in a property located 80 miles northwest of Calgary, Alberta, Canada. As of September 23, 2005, the Company signed an agreement to participate in a 4,050 meter drill program. As of March 31, 2006, the Company has paid $332.386 for a 4% gross interest to participate in any oil and gas produced (before payout) (which reduces to a 2% interest after payout) in the Strachan Leduc Reef. Oil and gas exploration companies rarely own the land surface and instead they obtain subsurface rights from the landowner. Landowners, whether they are governments or private entities, usually demand a payment known as a royalty to be paid by the exploration company, in the event of commercially successful oil or gas production. A net interest is calculated after the royalty payment has been paid, thus the actual revenue we might receive will be less than the gross interest amount. The property is reached by traveling 100 miles north from the city of Calgary on Highway #22, and is approximately one half hour past the town of Rocky Mountain House.

Drilling of this well has been completed and testing is underway. Odin Capital Inc. of Calgary, Alberta, with whom the Company entered into this agreement, is a Canadian exploration finance company that arranges all aspects of identifying, financing, exploring and drilling properties. The operator of the earning well is Rosetta Exploration Inc. of Calgary, Alberta.

Exploration activities and progress are influenced by seasonal factors. In Alberta, testing on the Strachan well cannot be completed in the Spring due to the soft ground conditions created from melting snow. Soft ground conditions can make access by service vehicles difficult, so it will likely be June 2006 before testing is complete.

We have entered into a 10-hole drilling program agreement (the "Griffin Drilling Program Agreement") with Griffin & Griffin Exploration, L.L.C. ("Griffin") dated December 21, 2005, whereby we acquired a 20% gross interest in any oil and gas produced, in a 10-well drilling program (the "Drilling Program"), to be carried out at Palmetto Point, Southwest Mississippi.

Palmetto Point is approximately 150 miles southwest of Jackson, Mississippi and approximately 50 miles north/northwest of Baton Rouge, Louisiana. It is 30 miles west of Woodville, Mississippi off of State Highway 33.

As of January 17, 2006 we have paid US$700,000 to Griffin, which represents the full cost of our 20% gross working interest in the Drilling Program. Griffin has agreed that the leases held by it covering any mineral estate underlying the applicable well site acreage shall not provide for more than twenty-five (25%) percent royalty and overriding royalty interest. Our net working interest in any oil and gas produced is calculated by subtracting the applicable royalties from our 20% gross working interest. Consequently, our net working interest in the drilling program is a minimum fifteen (15%) percent net working interest. Griffin will conduct the Drilling Program in its capacity as Operator.

Drilling in Mississippi is expected to commence in May 2006. Water levels of the Mississippi river influence the ability to gain access with service vehicles to the drilling sites and drilling and testing schedules will in part be determined by the water level of the Mississippi river, and thus our expected date to begin drilling may vary due to weather conditions.

We have not generated any revenue since inception. We have conducted exploration and drilling activities during 2005 and will continue doing so in 2006 and beyond.

We have also made an application for a Petroleum Prospecting License (APPL 264) to the Department of Petroleum and Energy, Papua, New Guinea. No license has been received as yet, and no assurances can be made that any license will be received. Therefore, the Company does not consider this application as a material asset.

Due to the uncertainty of our ability to meet our current operating and capital expenses, our independent auditors, in their report on the consolidated financial statements for the period ended October 31, 2005, included an explanatory paragraph regarding their substantial doubts about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

The Offering

This prospectus relates to 11,233,300 shares of our common stock to be sold by the selling stockholders identified in this prospectus. As of March 31, 2006, there are 17,582,000 shares of our common stock issued and outstanding and we have no other securities issued and outstanding. The selling stockholders will sell their shares of our common stock at a price of $0.15 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurances, however, that we will be able to obtain an OTC Bulletin Board listing. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. We will not receive any of the proceeds of the shares of common stock offered by the selling stockholders.

Summary Financial Data

The summarized financial data presented below is derived from and should be read in conjunction with our audited financial statements, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled "Management's Discussion, Analysis of Financial Conditions and Plan of Operation" beginning on page 21 of this prospectus.

	For the period from December 9, 2004 (inception) to October 31, 2005 (audited)	For the period from December 9, 2004 (inception) to January 31, 2006 (unaudited)	For the period from December 9, 2004 (inception) to March 31, 2006 (unaudited)
Revenue	$Nil	$Nil	$Nil
Net Loss for the Period	$(75,722)	$104,719	$123,170
Loss Per Share - basic and diluted	$(0.01)	$(0.01)	$(0.01)
	At October 31, 2005 (audited)	At January 31, 2006 (unaudited)	At March 31, 2006 (unaudited)
Working Capital	$870,599	$189,475	$115,535
Total Assets	$1,100,513	$1,192,123	$1,171,016
Total Stockholders' Equity (deficiency)	$1,089,338	$1,165,341	$1,146,890
Deficit Accumulated in the Development Stage	$75,722	$104,719	$123,170

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating Lexaria and its business before purchasing shares of common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. You could lose all or part of your investment due to any of these risks.

Risks Associated with our Business

We have a limited operating history with losses and expect losses to continue, which raises concerns about our ability to continue as a going concern.

We have not generated any revenues since our incorporation and we will, in all likelihood, continue to incur operating expenses without revenues unless we are able to identify oil and gas reserves and successfully commercialize our exploration claims. Our business plan could require us to incur further expenses on our properties. There are no cash payments required to be made over this same period. We have incurred operating losses of $123,170 from inception to March 31. We may not be able to identify oil and gas reserves or successfully commercialize our exploration claims or ever become profitable. These circumstances raise concerns about our ability to continue as a going concern.

We will require additional financing to acquire or explore additional resource assets.

Because we have not generated any revenue from our business and we cannot anticipate when or if we will be able to generate revenue from our business, if we wish to explore additional oil and gas interests, we will need to raise additional funds to acquire, explore and develop such interests. We have funds in hand to complete our current projected programs for the next 12 months. If we establish commercial oil and gas reserves, then our estimated projected costs to fund our current projects through to production are $50,000. We do not anticipate that we will need to raise further financing for the next 12 month period unless we decide to acquire further properties. In the event we decide to acquire additional properties, we would require additional financial resources, the amount of which it is impossible to predict. We do not currently have any arrangements for financing and we can provide no assurance to investors that we will be able to find such financing if required. Obtaining additional financing would be subject to a number of factors, including investor acceptance of our oil and gas interests and development plans. The most likely source of future funds presently available to us is through the sale of equity capital. Any sale of share capital will result in dilution to existing shareholders.

We may not be successful in our exploration for oil and gas.

We currently do not have any oil or gas reserves that are deemed proved, probable or possible pursuant to American or Canadian standards of disclosure for oil and gas activities. We have participated in the drilling of one exploration well at this time, in Alberta Canada, and have begun to participate in the drilling of ten (10) additional wells in 2006, in Mississippi USA.

There can be no assurance that our current or future exploration or development activities will be successful.. We may not recover all or any portion of our capital investment in the wells or the underlying leaseholds. Unsuccessful drilling activities would have a material adverse effect upon our results of operations and financial condition. The cost of drilling, completing and operating wells is often uncertain, and a number of factors can delay or prevent drilling operations, including: (i) unexpected drilling conditions; (ii) pressure or irregularities in geological formation; (iii) equipment failures or accidents; (iv) adverse weather conditions; and (iv) shortages or delays in the availability of drilling rigs and the delivery of equipment.

In addition, our plans to explore or develop may be delayed or cancelled as a result of lack of adequate capital and other factors, such as weather, compliance with governmental regulations, current and forecasted prices for oil and changes in the estimates of costs to complete the projects. We will continue to gather information about our exploration projects, and it is possible that additional information may cause us to alter our schedule or determine that a project should not be pursued at all. You should understand that our plans regarding our projects are subject to change.

We may not be able to obtain all of the licenses and permits necessary to operate our business.

Our operations require licenses and permits from various governmental authorities to drill wells and transport hydrocarbon fluids or gases. We believe that we hold, or will hold, all necessary licenses and permits under applicable laws and regulations for our operations and believe we will be able to comply in all material respects with the terms of such licenses and permits. However, such licenses and permits are subject to change in various circumstances. There can be no guarantee that we will be able to obtain or maintain all necessary licenses and permits that may be required to maintain continued operations that economically justify the cost.

Estimates of oil and gas reserves are inherently forward-looking statements, subject to error, which could force us to curtail or cease our business operations.

We have no oil and gas reserves. Potential future estimates of oil and gas reserves are inherently forward-looking statements subject to error. Although estimates of oil and gas reserves are made based on a high degree of assurance in the estimates at the time the estimates are made, unforeseen events and uncontrollable factors can have significant adverse impacts on the estimates. Actual conditions will inherently differ from estimates. The unforeseen adverse events and uncontrollable factors include but are not limited to: geologic uncertainties including unforeseen fracturing or faulting; oil and gas price fluctuations; fuel price increases; variations in exploration, production, and processing parameters; and adverse changes in environmental or resource laws and regulations. The timing and effects of variances from estimated values cannot be predicted.

The volatility of oil prices could adversely affect our results of operations.

The prices we could receive for any products we may produce and sell are likely to be subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and gas and a variety of additional factors beyond our control. These factors include but are not limited to the condition of the worldwide economy, the actions of the Organization of Petroleum Exporting Countries, governmental regulations, political stability in the Middle East and elsewhere and the availability of alternate fuel sources. The prices for oil and gas will affect:

  our potential revenues, cash flows and earnings;
  our ability to attract capital to finance our operations, and the cost of such capital;
  the profit or loss we incur in refining petroleum products; and
  the profit or loss we incur in our oil and gas exploration activities.

Operating hazards may adversely impact our oil and gas exploration activities.

Our exploration operations are subject to risks inherent in the exploration business, such as blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution, and other environmental risks. These risks could result in substantial losses due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. Our operations could be subject to a variety of additional operating risks such as earthquakes, mudslides, tsunamis and other effects associated with extensive rainfall or other adverse weather conditions. Our operations could result in liabilities for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs or other environmental damages. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could have a material adverse effect on our financial condition and results of operations.

Establishing oil or gas reserves, production or revenue could take an indeterminate period of time, or could never happen.

Oil and gas exploration and development projects typically require a number of years and significant expenditures during the development phase before production is possible. Prospect generation and data collection, including seismic data, can take one to two years to complete. Scheduling and securing drill equipment and crews can take one year or more. Well completion and testing can take one year based on equipment and crew availability, government permits, and seasonal weather factors. Exploration offers no guarantee, and no realistic ability to project a probability, of ever successfully discovering economically feasible oil and gas reserves. Even if discovered and proved, oil and gas reserves might not be produced if the economics to do so are not favorable. At any time, unforeseen operational or other delays could postpone or prevent revenue from ever being achieved.

Our costs could rise to make a successful exploration target uneconomic to develop.

Development projects are subject to the completion of successful production or development studies. Oil and gas development projects may have limited or no relevant operating history upon which to base estimates of future operating costs and capital requirements. Estimates of oil and gas reserves and operating costs are based on geologic and engineering analyses.

As well as those specifically noted elsewhere, any of the following events, among others, could affect the profitability or economic feasibility of a project:

  unanticipated adverse geotechnical conditions;

  incorrect data on which engineering assumptions are made;

  costs of constructing and operating a field in a specific environment;

  availability and cost of transportation, processing and refining facilities;

  availability of economic sources of power;

  adequacy of water supply;

  adequate access to the site;

  unanticipated transportation costs;

  unexpected pollution or hazard costs.

Any of the above referenced events may necessitate significant capital outlays or delays, may materially and adversely affect the economics of a given property, or may cause material changes or delays in our intended exploration, development and production activities. Any of these results could force us to curtail or cease our business operations.

Oil and gas exploration is frequently unsuccessful and few projects are ultimately developed into economically producing wells or fields.

Oil and gas exploration involves a high degree of risk and exploration projects are frequently unsuccessful. Few prospects that are explored are ultimately developed into economically producing wells or fields. To the extent that we continue to be involved in oil and gas exploration, the long-term success of our operations will be related to the cost and success of our exploration programs. We cannot assure you that our oil and gas exploration efforts will be successful. The risks associated with oil and gas exploration include:

  the identification of potential hydrocarbon zones based on superficial analysis;

  the quality of our management, consultants and partners, and their and our geological and technical expertise; and

  the capital available for exploration and development.

Substantial expenditures are required to determine if a project has economically extractable oil and gas. Because of these uncertainties, our current and future exploration programs may not result in the discovery of oil and gas reserves.

If we are to lose our officers, advisors, or third party consultants or are unable to recruit or retain qualified personnel, it could have a material adverse effect on our operating results and stock price.

Our success depends in large part on the continued services provided by our executive officers, advisors, and third party consultants. Our management has a history of fund-raising abilities, which is not an easily replaceable skill. We currently do not have key person insurance on these individuals.

The loss of these people, especially without advance notice, could have a material adverse impact on our results of operations and our stock price. It is also very important that we attract and retain highly skilled personnel, including managerial and financial analysis personnel, to accommodate our exploration plans and to replace personnel who leave. Competition for qualified personnel can be intense, and there are a limited number of people with the requisite knowledge and experience. Under these conditions, we could be unable to recruit, train, and retain employees. If we cannot attract and retain qualified personnel, it could have a material adverse impact on our operating results and stock price.

Our management does not have a history of oil and gas exploration or development experience.

Our existing day-to-day management have not established themselves as experienced executives in the oil and gas industry. This lack of experience could have a material effect on our operations, decision-making processes, or flow of additional property or contractual prospects in the future.

We are not the "operator" of any of our oil and gas exploration interests, and so are exposed to the risks of our third-party operators.

We rely on the expertise of our contracted third-party oil and gas exploration and development operators for their judgment, experience and advice. We can give no assurance that these third party operators will always act in our best interests, and we are exposed as a third party to their operations and actions in those properties and activities in which we are contractually bound.

Risks Associated with our Common Stock

There is no active trading market for our common stock and you may be unable to sell your shares of our common stock if a market does not develop for our common stock.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations and the NASD's sales practice requirements, which may limit a stockholder's ability to buy and sell our stock.

Our stock is a penny stock. (See "Market for our Common Stock and Related Stockholder Matters".) Our securities are subject to the penny stock rules promulgated by the Securities and Exchange Commission, which impose additional sales practice disclosure requirements. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock and adversely affect the price f our shares.

In addition to the "penny stock" rules, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for the customer. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Other Risks

Because all of our officers and directors are located in non-U.S. jurisdictions, you may have no effective recourse against the management for misconduct and may not be able to enforce judgment and civil liabilities against our officers, directors, experts and agents.

All of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

GLOSSARY

Blowout - the uncontrolled flow of gas, oil or other fluids from a well.

Casing - metal pipe inserted into a wellbore and cemented in place to protect both subsurface formations (such as groundwater) and the wellbore. A surface casing is set first to protect groundwater. The production casing is the last one set. The production tubing (through which hydrocarbons flow to the surface) will be suspended inside the production casing.

Cratering - Cratering occurs when the circulation system, dug around the drilling rig to prevent blowouts, collapses. Often, the drilling rig itself is lost during a cratering incident.

Field - An area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations.

Fracturing - the application of hydraulic pressure to the reservoir formation to create fractures through which oil or gas may move to the wellbore.

Graticular block - a graticular block is a measurement of land area, measuring one minute of latitude by one minute of longitude.

Lease - a legal document conveying the right to drill for oil and gas, or the tract of land on which a lease has been obtained where the producing wells and production equipment are located.

Log - to conduct a survey inside a borehole to gather information about the subsurface formations; the results of such a survey. Logs typically consist of several curves on a long grid that describe properties within the wellbore or surrounding formations that can be interpreted to provide information about the location of oil, gas, and water. Also called well logs, borehole logs, wireline logs.

Natural gas liquids (NGL) - the portions of gas from a reservoir that are liquified at the surface in separators, field facilities, or gas processing plants. NGL from gas processing plants is also called liquified petroleum gas (LPG).

Royalty - a percentage interest in the value of production from a lease that is retained and paid to the mineral rights owner.

Stratigraphy - the study of strata, or layers in soil, often to determine the relative ages of the different layers.

Wellhead - the equipment at the surface of a well used to control the pressure; the point at which the hydrocarbons and water exit the ground

Wildcat well - a well drilled in an area where no current oil or gas production exists. Also called a "rank wildcat."

Many of the definitions above are provided courtesy of the American Petroleum Institute, and are derived from Introduction to Oil and Gas Production, Book One of the Vocational Training Series, Fifth Edition, June 1996.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors", that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission (the "SEC") at the SEC's Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

THE OFFERING

This prospectus covers the resale by certain selling stockholders of 11,233,300 shares of common stock, of which 11,233,300 shares were issued pursuant to private placement offerings made by Lexaria pursuant to Regulation S promulgated under the Securities Act of 1933.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling stockholders identified in this prospectus. All proceeds from the sales of the common stock will go to the respective selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell their shares of our common stock at a fixed price of $0.15 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that we will be able to obtain an OTC Bulletin Board listing. The offering price of $0.15 per share is based on the last sales price of our common stock on December 8, 2005 and does not have any relationship to any established criteria of value, such as book value or earning per share. Additionally, because we have no significant operating history and have not generated any material revenues to date, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

DILUTION

Since all of the shares being registered are already issued and outstanding, no dilution will result from this offering.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common stock, we intend to retain future earnings for use in our operations and the expansion of our business.

BUSINESS

General

Lexaria Corp. was incorporated in the State of Nevada on December 9, 2004. We are an exploration and development oil and gas company currently engaged in the exploration for and development of petroleum and natural gas in North America.

We maintain our statutory registered agent's office and our business office at Business First Formations, Inc. 3702 South Virginia Street, Suite G12-401, Reno, Nevada 89509-6030. Our telephone number is (755) 825-5338. Our business offices are leased from Business First Formations Inc. on a month-to-month basis and our monthly rental is $0.

We maintain our principal executive offices at 1166 Alberni Street, Suite 501, Vancouver British Columbia V6E 3Z3. Our telephone number is (604) 684-0999 #4. We rent our principal executive offices on a month-to-month basis from Karmel Capital Corporation at $500 per month, commencing the 1st day of February 2006. Our executive offices comprise one office and we share reception and boardroom facilities. Management does not believe that our office space will need to be expanded beyond this during 2006.

Our Oil & Gas Projects

Strachan Project - Alberta, Canada

The Strachan Project is an agreement to participate in the drilling of a potential natural gas well in a prospective property discovered in the Deep Basin along the edge of the Alberta foothills belt.

On September 23, 2005, we entered into an agreement (the "Strachan Participation and Farmout Agreement") with Odin Capital Inc. ("Odin") to participate in a 4% share of the costs of drilling a test well into the Leduc formation located 80 miles northwest of Calgary, Alberta, Canada. The Strachan Project is located 100 miles north of the city of Calgary, Alberta, Canada. It is reached by traveling 100 miles north from Calgary on Highway #22, and is approximately one-half hour past the town of Rocky Mountain House. To March 31, 2006 we have paid $332,386 for the 4% interest in the test well (before payout), which reduces to a 2% interest (after payout).

Odin of Calgary, Alberta, with whom we entered into this Agreement, is a Canadian exploration finance company that arranges all aspects of identifying, financing, exploring and drilling properties. The operator of the earning well is Rosetta Exploration Inc. of Calgary, Alberta.

Neither Odin nor Rosetta are our affiliates.

Background

The Strachan gas pool was discovered 35 years ago. However, there were no new discoveries in the region until, in November 2004, Shell Oil announced a new Leduc Pool discovery at the town of Ricinus, Alberta.

The Strachan prospect is 12 miles northeast of the Shell Oil discovery in the same part of the Deep Basin. The potential for this prospect was identified by a program carried out by Rosetta Exploration Inc., who spent several million dollars over a three-year period beginning in 2003, utilising newly developed, highly technical three-dimensional seismic programs that shed new light on identifying deeply buried full height and partial height pinnacle reefs.

History

The original Strachan Leduc discovery well was drilled in October 1967 by a junior oil company called Stampede Oil. Six gas wells were drilled in this major gas pool with significant production rates that filled the maximum capacity of the nearby Strachan gas plant at 250mmcf per day. However, over the ensuing decades, production has now dwindled to where currently only minimal residual gas production is pipelined to what is now an underutilized Strachan gas plant.

Over 20 years, key wells had cumulative production of between 150 to 225 billion cubic feet of natural gas each. TAt present, only minimal residual gas production is pipelined to what is now an underutilized Strachan gas plant.

We chose to invest in this property because of the area's long history of prospectivity and in some cases, successful production, as noted above. Our management decided that the financial terms of investment were reasonable, and the technical opinion of the project operator was sufficiently positive to warrant our decision.

The principal terms of the Odin Farmout Agreement are as follows:

a) that Odin will drill to the contract depth, which is a depth sufficient to penetrate thirty (30) metres into the Leduc formation, or a depth of 4,050 metres, whichever shall be the lesser, which describes the earning well and which, upon completion, in accordance with the Odin Farmout Agreement, results in our company earning its interest in the Farmout Lands. (Farmout Lands are the licences and leases that our company is participating in for the test well and as described in Schedule A as set out below, and textually described following the table.)

FARMOUT LANDS
Title Documents	Lands	Farmee's Earned WI* and Owned WI	Encumbrances
Crown P&NG Licence No. 5596020176	Twp. 38 Rge. 9 W5M Sec 9 Natural Gas in the Leduc	4.000%BPO 2.000%APO	1) Crown S/S 2) 3.5% NCGORR to Calgary International Energy 3) *5.0% NCGORR to Northrock and TKE (APO only) 4) 12% ORR to Rosetta convertible at payout
Crown P&NG Lease No. 0604120298	Twp. 38 Rge. 9 W5M Sec 9 P&NG below the base of the Mannville excluding natural gas in the Leduc	2.000%	1) Crown S/S 2) 3.5% NCGORR to Calgary International Energy 3) *5.0% NCGORR to Northrock and TKE (APO only)
Crown P&NG Licence No. 5596020176	Twp. 38 Rge. 9 W5M Sec 10 P&NG below base Shunda	1.600%	1) Crown S/S 2) 3.5% NCGORR to Calgary International Energy 1. 3) *5.0% NCGORR to Northrock and TKE (APO only)
Crown P&NG Licence No. 5596020176	Twp. 38 Rge. 9 W5M Sec 15 & 16 P&NG below base Shunda	1.289%	1) Crown S/S 2) 3.5% NCGORR to Calgary International Energy 3) *5.0% NCGORR to Northrock and TKE (APO only)

* Contingent on Farmor earning under the Northrock Farmout Agreement.

The Farmout Lands described technically in the above table are described textually below.

The first column indicates the title of the documents, which are licences or leases registered by the province of Alberta, Canada, the Crown Petroleum & Natural Gas Licence (Crown P&NG Licence).

The second column provides the technical descriptions of the land surface area, township, Range, Sections and depth formations described as the Leduc, Mannville and Shunda.

The third column describes the working interest (WI) of 4% before payout (BPO) of total original costs drilling to production of natural gas in the Leduc formation and 2% after payout (APO). There is a 2% WI below the base of the Mannville formation excluding natural gas in the Leduc formation which is in the same section of land, section 9. There is a 1.6% WI below the base of the Shunda formation in land section 10 and 1.289% WI below the Shunda formation in land sections 15 & 16.

The fourth column provides a description of encumbrances or various royalties to be paid if there is revenue from the property. In each of the four different potential formation interests the Crown has a standard sliding scale (SS) royalty, a 3.5 % net cost gross over riding royalty (NCGORR) to Calgary International Energy and a 5% NCGORR to the Northrock Farmout Agreement. In the Leduc formation there is also a 12% over riding royalty (ORR) to Rosetta Exploration.

b) If the well is successful and we participate in the Earning Well, then we shall also pay our share of the costs and expenses to equip the Earning Well to place the well in production.

Current Status of the Strachan Project

Over the past several months drilling has been proceeded with and the Strachan Well has been drilled to a total depth of 13,650 feet. Preliminary results indicate the presence of a potential Devonian gas well.

The operator has informed us that it decided to complete the potential gas well by inserting a casing into the total depth of the well. The casing is now completed and an initial production test program for this well was run but not completed. Melting snow and ice on and nearby the applicable well site has made the surface incapable of supporting heavy truck traffic for the time being, and testing is now suspended until such time as the ground can more reliably support service vehicles, which is expected by June 2006. If the results of the tests are positive, this well can be tied into a nearby gas sales pipeline, which is connected to an existing gas plant.

During the drilling process, the operator of this potential gas well encountered extremely high pressures of up to 10,000 pounds per square inch in several zones. The decision to case the well prior to testing was based on the factors associated with running logging tools in a well with such extremely high pressures.

Project Structure

In participating in the Strachan prospect, we receive the benefit of the operator's expenditures to date in this area, including land costs, 3-dimensional seismic costs, pipeline costs to the Strachan gas plant and the intangible value of their exploration team, which is experienced in this area.

We have acquired a 4% interest in the property. The costs of this 4% interest are:

  $332,386 as of March 31, 2006. (Subsequent costs will increase this figure to no more than $350,000.)

For this 4% interest, we will earn the following:

  A 2.0% interest in the petroleum and natural gas below the base of the Mannville excluding natural gas in the Leduc formation.

  A 4.0% interest in the natural gas in the Leduc formation before payout subject to payment of the Overrriding Royalty which is convertible upon payout at royalty owners option to 50% of Farmee's Interest.

  A 1.6% interest in the rights below the base of the Shunda formation in Section 10, Township 38, Range 9W5M.

  A 1.289% interest in the rights below the base of the Shunda formation in Sections 15 and 16, Township 38, Range 9W5M down to the base of the deepest formation penetrated.

Palmetto Point Drilling Project - Mississippi

We have entered into the Griffin Drilling Program Agreement with Griffin & Griffin Exploration, L.L.C. ("Griffin") dated December 21, 2005, whereby we acquired a 20% gross working interest in any oil and gas produced from a 10-well drilling program (the "Drilling Program"), to be carried out at Palmetto Point, Mississippi.

The total operational and overhead costs for the 100% interest in the 10-well Drilling Program are US$3,500,000. As of January 17, 2006 we have paid US$700,000 to Griffin, which represents the full cost of our 20% gross interest in the Drilling Program. The leases held by Griffen covering the applicable well site acreage provide for a maximum twenty-five (25%) percent royalty interest paid to landowners and/or the operator. Our net working interest is calculated by subtracting the applicable royalties from our 20% gross working interest. Consequently, our net working interest in the Drilling Program is a minimum fifteen (15%) percent net working interest. This means we would expect to be credited with at least 15% of the revenue generated by any commercially successful oil or gas production from these 10 wells. Griffin will conduct the Drilling Program in its capacity as Operator.

The Griffin Drilling Program Agreement provides that from any funds credited to us from our 15% net working interest, the following deductions will be made:

(a) All operating expenses applicable to our interest as required by the Griffin Operating Agreement, dated January 5, 2006; and

(b) a 15% fee payable to Griffin.

The Griffin Drilling Program Agreement provides that Griffin will:

  hold defensible title to the oil, gas and mineral leasehold estate covering the prospect;

  obtain and deliver to us a drill site title opinion, which shall be addressed to Griffin covering the applicable well site acreage and indicating that the title to interests to be acquired by us hereunder is of a nature that is customarily relied upon by a reasonable person engaged in activities similar to those contemplated by the Drilling Program; and

  obtain from the applicable government authority all necessary licenses and permits.

Griffin will conduct the Drilling Program in its capacity as Operator. This will consist of the drilling, logging, testing, completing and equipping for production (or if applicable, the plugging and abandonment) of ten wells. Griffin will drill to a subsurface depth equal to such depth as is necessary to penetrate the sands of the Frio Geological Formation ("Frio") identified as prospectively productive of oil and/or gas. Griffin has drilled, owned or operated more than 100 Frio wells in the region.

The Griffin operating management team consists of William K. Griffin III, President and CEO, with over 30 years of extensive experience in the development of oil and gas in south-western Mississippi; John Andrew Griffin, Vice President, who oversees all day-to-day operations related to land, geology and geophysics; and S. Pittman Calhoun, Chief Geophysicist, with over 30 years of experience as a seismic interpreter, including 3-D interpretation, who has been responsible for over 35 field discoveries.

In its exploration of the Frio at Palmetto Point, Mississippi, Griffin has utilized seismic "bright spot" technology, a technology providing a tool to assist in identifying gas reservoirs and delineating the reservoir geometry and limits. Utilizing this technology has improved oil and gas reserve estimates and the geologic success ratio that has made the Frio an economical and predictable reservoir. However, even when properly interpreted, seismic data and visualization techniques are not conclusive in determining if hydrocarbons are present in economically producible amounts, and seismic indication of hydrocarbon saturation are generally not reliable indicators of productive reservoir rock.

The Frio in the area of Southwest Mississippi and North-Central Louisiana is a very complex series of sands representing marine transgressions and regression and therefore the presence of varying depositional environments. Structurally, the Frio gas accumulations are a function of local structure and/or structural nose formed as a result of differential compaction features. However, stratigraphic termination also plays a role in most Frio accumulations. The stratigraphy is so complex that seismic HCL evaluations are the only viable exploratory tool for the Frio play.

The economic benefits of Frio wells are that they typically enjoy low finding costs, few Frio wells fail to find gas, and gas occurs at shallower depths. Frio wells have minimal completion costs. The drilling program has not yet commenced but is expected to commence before the end of May, subject to the water levels of the Mississippi river. When the Mississippi river is at seasonal high levels, it can flood access roads and make drilling and testing operations unreliable to conduct.

We chose to invest in the Palmetto Point project because we determined that the financial terms were acceptable, and that in our opinion and that of our Operator, there is a reasonable probability of discovering commercial quantities of gas. Our opinion is that the technical capabilities of the Operator are very high and the Operator is very experienced in this type of exploration.

Project - Papua New Guinea

On February 3, 2005, we made application for a Petroleum Prospecting License (APPL 264) to the Department of Petroleum and Energy, Papua, New Guinea. The area sought in the application is in the Papuan Foreland Basin and contains 37 graticular blocks in the Darai Plateau. The Darai Plateau extends northwards to within 15km of the producing Kutubu Oil Fields.

There are several applicants for APPL 264. If our application is successful, we could be required to complete work programs with benchmarks over years 1 & 2 totalling $1,000,000; years 3 & 4 totalling $10,500,00; and years 4 & 6 totalling $6,500,000. If our application is not successful, we will concentrate our continuing efforts on oil and gas exploration in North America.

Since more than one year has passed since our application and we have not had success in being awarded this license, we have written off the application costs of $40,439 as we anticipate that our application will not be successful.

Competitive Factors

The petroleum industry is competitive in all its phases. We compete with numerous other participants in the search for and the acquisition of oil and natural gas properties, and in the marketing of oil and natural gas. Our competitors include oil and natural gas companies that have substantially greater financial resources, staff and facilities than ours. Our ability to obtain or increase oil and gas reserves in the future will depend not only on our ability to explore and develop our present properties, but also on our ability to select and acquire suitable producing properties or prospects for exploratory drilling. Competitive factors in the distribution and marketing of oil and natural gas include price and methods and reliability of delivery.

Governmental Regulations

Oil and natural gas operations (exploration, production, pricing, marketing and transportation) are subject to extensive controls and regulations imposed by various levels of government that may be amended from time to time. (See "Industry Conditions".) Our operations may require licenses from various governmental authorities. There can be no assurance that we will be able to obtain all necessary licenses and permits that may be required to carry out exploration and development on its projects.

The Federal Energy Regulatory Commission ("FERC") regulates interstate natural gas transportation rates and service conditions, which affect the marketing of natural gas produced by us, as well as the revenues received by us for sales of such production. Since the mid-1980's FERC has issued a series of orders that have significantly altered the marketing and transportation of natural gas. These orders mandate a fundamental restructuring of interstate pipeline sales and transportation service, including the unbundling by interstate pipelines of the sale, transportation, storage and other components of the city gate sales services such pipelines previously performed. One of FERC's purposes in issuing the orders was to increase competition within all phases of the natural gas industry. Certain aspects of these orders may be modified as a result of various appeals and related proceedings and it is difficult to predict the ultimate impact of the orders on us. Generally, the orders eliminate or substantially reduce the interstate pipelines' traditional role as wholesalers of natural gas in favor of providing only storage and transportation service, and have substantially increased competition and volatility in natural gas markets.

The price that we might receive for the sale of oil and natural gas liquids would be affected by the cost of transporting products to markets. FERC has implemented regulations establishing an indexing system for transportation rates for oil pipelines, which would generally index such rates to inflation, subject to certain conditions and limitations. We are not able to predict with certainty the effect, if any, of these regulations on any future operations. However, the regulations may increase transportation costs or reduce wellhead prices for oil and natural gas liquids.

In the United States we are subject to federal, state and local governmental regulation that affects businesses generally, and the specific regulations that pertain to companies with a class of securities registered under the United States Securities and Exchange Act of 1934, as amended.

Our oil and gas operations in Canada are subject to various federal and local governmental regulations. Matters subject to regulation include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells, and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. The production, handling, storage, transportation and disposal of oil and gas, by-products thereof, and other substances and materials produced or used in connection with oil and gas operations are also subject to regulation under federal and local laws and regulations relating primarily to the protection of human health and the environment. To date, expenditures related to complying with these laws, and for remediation of existing environmental contamination, have not been incurred in relation to the results of operations of our company, although we anticipate incurring such expenses as our drilling operations proceed. The requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations.

In Papua New Guinea, if we were to be successful in obtaining the license for which we have applied, the properties over which we would hold our licenses would be subject to a 22.5% back-in participation right in favor of the government, which the government could exercise upon payment of 22.5% of the expenses incurred in the development of the property. This back-in interest includes a 2% of revenue royalty payment to indigenous groups, which is only payable if the government exercises its back-in right. We have not been awarded an exploration license and do not at this time expect we will be awarded such license.

Mississippi Taxation

According to the Mississippi State Tax Commission, we are subject to state severance and maintenance oil and gas taxes, as follows:

  6% of gross receipts per well (severance tax); and

  1/2% per MCF of production (maintenance tax.

  Kyoto Protocol

  Canada is a signatory to the United Nations Framework Convention on Climate Change and has ratified the Kyoto Protocol established thereunder to set legally binding targets to reduce nationwide emissions of carbon dioxide, methane, nitrous oxide and other so-called "greenhouse gases". Lexaria's exploration and production facilities and other operations and activities may emit a small amount of greenhouse gases, which may subject Lexaria to legislation regulating emissions of greenhouse gases. The Government of Canada has put forward a Climate Change Plan for Canada which suggests further legislation will set greenhouse gases emission reduction requirements for various industrial activities, including oil and gas exploration and production. Future federal legislation, together with provincial emission reduction requirements such as those proposed in Alberta's Bill 37: Climate Change and Emissions Management, may require the reduction of emissions or emissions intensity produced by a corporation's operations and facilities. The direct or indirect costs of these regulations may adversely affect the business of Lexaria.

  Environmental Law

  All phases of the oil and gas business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of federal, provincial and local laws and regulations. Environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and natural gas operations. The legislation also requires that wells and facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Compliance with such legislation can require significant expenditures and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner expected to result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. The discharge of oil, natural gas or other pollutants in the air, soil or water may give rise to liabilities to governments and third parties and may require Lexaria to incur costs to remedy such discharge. Although Lexaria will strive to maintain material compliance with current applicable environmental regulations, no assurance can be given that environmental laws will not result in a curtailment of production or a material increase in the costs of production, development or exploration activities or otherwise adversely affect Lexaria's financial condition, results of operations or prospects. (See "Industry Conditions".)

  Environmental Regulation

  The oil and natural gas industry is currently subject to environmental regulations pursuant to a variety of provincial and federal legislation. Such legislation provides for restrictions and prohibitions on the release or emission of various substances produced in association with certain oil and gas industry operations. In addition, such legislation requires that well and facility sites be abandoned and reclaimed to the satisfaction of provincial authorities. Compliance with such legislation can require significant expenditures and a breach of such requirements may result in suspension or revocation of necessary licenses and authorizations, civil liability for pollution damage and the imposition of material fines and penalties.

  Environmental legislation in Alberta has been consolidated into the Alberta Environmental Protection and Enhancement Act (the "APEA"), which came into force on September 1, 1993. The APEA imposes stricter environmental standards, requires more stringent compliance, reporting and monitoring obligations and significantly increases penalties. Lexaria anticipates making increased expenditures of both a capital and an expense nature as a result of the increasingly stringent laws relating to the protection of the environment and will be taking such steps as required to ensure compliance with the APEA and similar legislation in other jurisdictions in which Lexaria operates. Lexaria believes that it is in material compliance with applicable environmental laws and regulations. Lexaria also believes that it is reasonably likely that the trend towards stricter standards in environmental legislation and regulation will continue.

  The Mississippi State Oil and Gas Board (the "MSOGB") has primary regulatory authority over the drilling and operation of all oil, gas and injection wells drilled below the base of the underground source of drinking water. The responsibility of the MSOGB includes the issuance of permits to drill, work-over or change operator. The MSOGB monitors compliance with all reporting requirements including monthly production/injection reports and required NORM surveys. The MSOGB issues grants of authority to transport product. It also oversees financial responsibility requirements and the routine inspection of wells for compliance to all Board Rules and Regulations. The MSOGB also monitors spill reports and H2S contingency plans. Lexaria will comply with all required regulations within the State of Mississippi.

  Industry Conditions

  The oil and natural gas industry is subject to extensive controls and regulations governing its operations (including land tenure, exploration, development, production, refining, transportation and marketing) imposed by legislation enacted by various levels of government and with respect to pricing and taxation of oil and natural gas, by agreements among the governments of Canada and Alberta, which should be carefully considered by investors in the oil and gas industry. It is not expected that any of these controls or regulations will affect Lexaria's operations in a manner materially different than they would affect other oil and gas companies of similar size. All current legislation is a matter of public record and Lexaria is unable to predict what additional legislation or amendments may be enacted. Outlined below are some of the principal aspects of legislation, regulations and agreements governing the oil and gas industry.

  Pricing and Marketing - Oil and Natural Gas

  The price of oil is determined by negotiation between buyers and sellers. Such price depends in part on oil quality, prices of competing oils, distance to market, the value of refined products and the supply/ demand balance. Oil exporters are also entitled to enter into export contracts with terms not exceeding one year in the case of light crude oil and two years in the case of heavy crude oil, provided that an order approving such export has been obtained from the National Energy Board of Canada (the "NEB"). Any oil export to be made pursuant to a contract of longer duration (to a maximum of 25 years) requires an exporter to obtain an export license from the NEB and the issuance of such license requires the approval of the Governor in Council.

  The price of natural gas is determined by negotiation between buyers and sellers. Natural gas exported from Canada is subject to regulation by the NEB and the Government of Canada. Exporters are free to negotiate prices with purchasers, provided that the export contracts must continue to meet certain other criteria prescribed by the NEB and the Government of Canada. Natural gas exports for a term of less than 2 years or for a term of 2 to 20 years (in quantities of not more than 30,000 m3/day) must be made pursuant to a NEB order. Any natural gas export to be made pursuant to a contract of longer duration (to a maximum of 25 years) or a larger quantity requires an exporter to obtain an export license from the NEB and the issuance of such license requires the approval of the Governor in Council.

  The government of Alberta also regulates the volume of natural gas that may be removed for consumption elsewhere based on such factors as reserve ability, transportation arrangements and market considerations.

  The North American Free Trade Agreement

  The North American Free Trade Agreement ("NAFTA") among the governments of Canada, United States of America and Mexico became effective on January 1, 1994. NAFTA carries forward most of the material energy terms that are contained in the Canada-United States Free Trade Agreement. Canada continues to remain free to determine whether exports of energy resources to the United States or Mexico will be allowed, provided that any export restrictions do not: (i) reduce the proportion of energy resources exported relative to domestic use (based upon the proportion prevailing in the most recent 36 month period); (ii) impose an export price higher than the domestic price; or (iii) disrupt normal channels of supply. All three countries are prohibited from imposing minimum export or import price requirements.

  NAFTA contemplates the reduction of Mexican restrictive trade practices in the energy sector and prohibits discriminatory border restrictions and export taxes. The agreement also contemplates clearer disciplines on regulators to ensure fair implementation of any regulatory changes and to minimize disruption of contractual arrangements, which is important for Canadian natural gas exports.

  Provincial Royalties and Incentives

  In addition to federal regulation, each province has legislation and regulations that govern land tenure, royalties, production rates, environmental protection and other matters. The royalty regime is a significant factor in the profitability of crude oil, natural gas liquids, sulphur and natural gas production. Royalties payable on production from lands other than Alberta government lands are determined by negotiations between the mineral owner and the lessee, although production from such lands is subject to certain provincial taxes and royalties. Alberta government royalties are determined by governmental regulation and are generally calculated as a percentage of the value of the gross production. The rate of royalties payable generally depends in part on prescribed reference prices, well productivity, geographical location, field discovery date and the type or quality of the petroleum product produced.

  From time to time the governments of the western Canadian provinces create incentive programs for exploration and development. Such programs often provide for royalty rate reductions, royalty holidays and tax credits, and are generally introduced when commodity prices are low. The programs are designed to encourage exploration and development activity by improving earnings and cash flow within the industry.

  Regulations made pursuant to the Mines and Minerals Act (Alberta) provide various incentives for exploring and developing oil reserves in Alberta. Oil produced from horizontal extensions commenced at least 5 years after the well was originally spudded may also qualify for a royalty reduction. A 24-month, 8,000 m3 exemption is available to production from a well that has not produced for a 12 month period, if resuming production after February 1, 1993. As well, oil production from eligible new field and new pool wildcat wells and deeper pool test wells spudded or deepened after September 30, 1992 is entitled to a 12 month royalty exemption (to a maximum of $1 million). Oil produced from low productivity wells, enhanced recovery schemes (such as injection wells) and experimental projects is also subject to royalty reductions.

  The Alberta government has also introduced a Third Tier Royalty with a base rate of 10% and a rate cap of 25% for oil pools discovered after September 30, 1992. The new oil royalty reserved to the Alberta government has a base rate of 10% and a rate cap of 30%. The old oil royalty reserved to the Alberta government has a base rate of 10% and a rate cap of 35%.

  In Alberta, the royalty reserved to the Alberta government in respect of natural gas production, subject to various incentives, is between 15% and 30%, in the case of new gas, and between 15% and 35%, in the case of old gas, depending upon a prescribed reference or corporate average price. Natural gas produced from qualifying exploratory gas wells spudded or deepened after July 31, 1985 and before June 1, 1988 is eligible for a royalty exemption for a period of 12 months, up to a prescribed maximum amount. Natural gas produced from qualifying intervals in eligible gas wells spudded or deepened to a depth below 2,500 meters is also subject to a royalty exemption, the amount of which depends on the depth of the well.

  In Alberta, a producer of oil or natural gas is entitled to a credit against the royalties payable to the Alberta government by virtue of the ARTC program. The ARTC rate is based on a price sensitive formula and the ARTC rate varies between 75% at prices at and below $100 per m3 and 25% at prices at and above $210 per m3. The ARTC rate is applied to a maximum of $2,000,000 of Alberta government royalties payable for each producer or associated group of producers. Government royalties on production from producing properties acquired from a corporation claiming maximum entitlement to ARTC will generally not be eligible for ARTC. The rate will be established quarterly based on the average "par price", as determined by the Alberta Department of Energy for the previous quarterly period.

  On December 22, 1997, the Alberta government announced that it was conducting a review of the ARTC program with the objective of setting out better targeted objectives for a smaller program and to deal with administrative difficulties. On August 30, 1999, the Alberta government announced that it would not be reducing the size of the program but that it would introduce new rules to reduce the number of persons who qualify for the program. The new rules preclude companies that pay less than $10,000 in royalties per year and non-corporate entities from qualifying for the program. Such rules do not presently preclude Lexaria from being eligible for the ARTC program.

  In November 2003, the Tax Act was amended to provide the following initiatives applicable to the oil and gas industry to be phased in over a five year period: (i) a reduction of the federal statutory corporate income tax rate on income earned from resource activities from 28 to 21%, beginning with a one percentage point reduction effective January 1, 2003, and (ii) a deduction for federal income tax purposes of actual provincial and other government royalties and mining taxes paid and the elimination of the 25% resource allowance. In addition, the percentage of ARTC that Lexaria will be required to include in federal taxable income will be 17.5% in 2005; 32.5% in 2006; 50% in 2007; 60% in 2008; 70% in 2009; 80% in 2010; 90% in 2011, and 100% in 2012 and beyond.

  Land Tenure

  Crude oil and natural gas located in the western provinces is owned predominantly by the respective provincial governments. Provincial governments grant rights to explore for and produce oil and natural gas pursuant to leases, licenses and permits for varying terms from two years and on conditions set forth in provincial legislation including requirements to perform specific work or make payments. Oil and natural gas located in such provinces can also be privately owned and rights to explore for and produce such oil and natural gas are granted by lease on such terms and conditions as may be negotiated.

  Employment Agreements

  We intend to use the services of sub-contractors for drilling on our properties.

  We entered into a consulting agreement with Leonard MacMillan on February 1, 2006 wherein he is reimbursed at the rate of $1,500 per month. Under this agreement, Mr. MacMillan will provide management services to the Company, such duties and responsibilities to include the provision of management and consulting services, strategic corporate and financial planning, management of the overall business operations of the Company, and the supervision of office staff and exploration consultants. We may terminate this agreement with no prior notice based on a number of conditions. Mr. MacMillan may terminate the agreement at any time by giving 30 days written notice of their intention to do so.

  We rely on our project Operators for their technical expertise and project management experience, and will, from time to time as necessary, will employ independent consultants to assist us with project evaluation.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
  AND PLAN OF OPERATIONS

  The following discussion should be read in conjunction with our consolidated audited financial statements and the related notes that appear elsewhere in this registration statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement, particularly in the section entitled "Risk Factors" beginning on page 6 of this registration statement.

  Our consolidated audited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

  Overview

  We are a Nevada corporation incorporated on December 9, 2004. We are an exploration stage oil and gas company engaged in the exploration for oil and natural gas in Canada and the United States. We have not yet generated or realized any revenues from our business operations. We are not a blank check company and have no intention of acting as a blank check company as that term is defined under Rule 419 of Regulation C under the Rules of the Securities Act of 1933. We have acquired the right to explore the Strachan Hills oil and gas property in Alberta Canada, and the Palmetto Point oil and gas property in Mississippi USA. Our detailed business plan is discussed herein. (Please see "Business" and the information provided below.)

  Our President devotes approximately 15% of his time and our Principal Accounting Officer devotes approximately 5% of her time to the affairs of our company. Our President is experienced in the venture capital markets and has thus far been able to raise sufficient capital to meet our exploration and development needs. We also have one member on our Advisory Board who, as an experienced Professional Geologist and oil and gas company executive, will be available to our management as they may require to advise them from time to time on technical oil and gas and industry matters.

  Our business plan does not anticipate that we will hire a large number of employees or that we will require extensive office space. We have thus far acquired much of the industry and geological expertise we require through contractual relationships through third party companies, which will act as operators of our various interests. Although this exposes us to certain risks on behalf of those operators, it also allows us to participate in the often unique experience and knowledge that local persons have related to certain properties. We also rely upon the experience of our property operators, and our Advisory Board member who, as a professional geologist and executive, has been continually active in the oil and gas industry since 1962.

  We plan to continue our current business of acquiring interests in potentially high-impact oil and gas property interests that offer a high probability of being able to drill without significant time delays. In our North American interests, we also try to choose properties where, if drilling is successful, the wells could be quickly connected to infrastructure and thus, with success, brought into production as quickly as possible to generate cash flow as quickly as possible.

  Most of our overhead expenses for the period from inception (December 9, 2004) to March 31, 2006 are for accounting, legal expenses and $40,439 to try to obtain a prospecting licence in Papua New Guinea. Our entire loss for the period of $123,170, includes $nil spent on exploration and property costs. We are pleased with our financial results, including our ability to raise private capital that has allowed us to fund this year's exploration program and remain in good standing on both our Mississippi and Alberta properties.

  During the period September 15, 2005 to March 31, 2006, we spent approximately $332,386 as our share of the drilling and participation costs of the Alberta property. Depending on the final results of this well, which has been completed and is undergoing testing, and depending on the actions of our majority partners, we may have the opportunity to participate in the drilling of additional wells on this property in 2006 or beyond. Our expenditures during the 2005 field program meet the minimum expenditures required to retain in good standing our participation in the Alberta property. Subsequent to October 31, 2005, we prepaid the full $700,000 expected to be required to fully fund our currently expected drilling obligations for our 2006 program in Mississippi.

  Because of increased activity, we expect our overhead, exploration and property costs to rise for the period ending October 31, 2006. Exploration expenditures during 2006 have a preliminary budget of not more than $780,000, most of which we have paid in advance. Property payments for all of 2006 are expected to be nil. We currently have sufficient funds to conduct our planned 2006 exploration program and operate our company for the next 12 months.

  We currently have sufficient funds to fund intended corporate and exploration activities in the next 12 months. If oil and gas reserves are discovered, we anticipate additional completion/production costs not exceeding $50,000. In the event we wish to acquire additional exploration properties, we would require additional funds for this purpose.

  Purchase or Sale of Equipment

  At this time we do not expect to purchase or sell any plant or significant equipment.

  Results of Operations: Alberta Property

  Our company was formed on December 9, 2004. We acquired our oil and gas interest located in the Strachan Hills area of Alberta, Canada and have commenced exploration on this property. By December 8, 2005 we had raised funds in the amount of $1,270,060 through private placements. During 2005 we commenced drilling operations on the Strachan property, which have produced sufficiently encouraging results to justify the installation of well casing and testing. We presently intend to continue our exploration and possible development of our Strachan property, although we are a minority partner and are subject to the majority partner's intentions with regards to additional exploration, drilling or production at this property.

  The well was originally planned to reach total drilling depth by early December, but encountered an overstressed Wabamun formation before reaching total depth. Technical challenges in penetrating this zone were eventually successful, but also delayed the well completion and led to higher than originally budgeted costs.

  Sustained high gas pressures of up to 10,000 per square inch have been encountered in the drill hole thus the hole has been cased and is now undergoing testing, which we expect to be completed in or near June 2006.

  If oil and gas reserves are established, the production time frame could be within one year.

  Results of Operations: Mississippi Property

  We had no operations at our Mississippi property in 2005 as it was in December 2005 and January 2006 when we completed our interest acquisition. Griffin & Griffin Exploration L.L.C., our Drilling Program partner and operator, is preparing for the 2006 Drilling Program of ten (10) wells on the Palmetto Point property in Mississippi. Depending upon weather conditions and equipment and staff availability, drilling of all ten of these wells is expected to begin in May 2006. In total, $3,500,000 has been raised by the Palmetto Point participants, including the $700,000 contribution for our 20% gross interest. The Palmetto Point property is fully funded and significant cost overruns are not expected.

  We are a start-up exploration and development stage company, and have not yet generated or realized any revenues from our business operations. We are not a blank check company and have no intention of acting as a blank check company as that term is defined under Rule 419 of Regulation C under the Rules of the Securities Act of 1933. We have acquired the right to participate in a 10-well Drilling Program on the Palmetto Point property situated in southwestern Mississippi. Our detailed business plan is discussed herein. (Please see "Business" and the information provided below.)

  During the 2005 field program, we had not yet expended any funds conducting our exploration program. Drilling and development expenditures during the 2006 field program have a preliminary budget of not more than $700,000 and we have prepaid this amount in full. Our obligation to pay property payments for all of 2006 total $nil. Operational overhead for all of 2006 should be less than $50,000, unless we are successful in our oil and gas exploration. We anticipate commencing drilling on this project by May 2006. If we successfully find and produce oil and gas, our overhead in Mississippi will be substantially higher, but it is not possible to determine to what extent it could be higher, until such time as our exploration Drilling Program is complete. If we are successful in our oil and gas exploration program, and if we discover and begin producing commercial quantities of oil or gas, then the cash flow generated from the sale of such oil or gas man or may not be sufficient to pay the undetermined higher overhead costs. We currently have sufficient funds to conduct our planned 2006 exploration program, the majority of which is already prepaid, make scheduled property payments, and operate our company for the next 12 months.

  If oil and gas reserves are established at the Palmetto Point project, then the subsequent production time frame could be within 90 days, as Griffin also owns a gas distribution pipeline that could be utilized to transport discovered gas to market.

  Liquidity and Capital Resources

  At March 31, 2006, we had $136,589 in cash, which was the balance on hand from the sale of our shares. We anticipate that our total operating expenses will be less than $820,000 for the next twelve months, of which we paid $700,000 subsequent to October 31, 2005, leaving a cash position of $136,589. In the opinion of our management, available funds should satisfy our current working capital requirements up to December 31, 2006. We have not borrowed any money, have no debt, and we do not have any credit arrangements. As of March 31, 2006 our total assets were $1,171,016 and our total liabilities were $21,054.

  During the past twelve months we have examined a number of oil and gas exploration and development opportunities. We have submitted an application for an exploration license to Papua New Guinea, but as yet such license has not been awarded to us or any other party, to the best of our knowledge. We evaluated a number of North American based opportunities in which we declined to participate. We evaluated and agreed to participate in the properties we now identify as our Mississippi and Alberta properties and we raised sufficient funds from investors to allow us to fully fund our obligations.

  Our expected timeline of operations in Mississippi is such that we expect to begin drilling our ten (10) well program in March of 2006, and to complete the drilling of this program no later than December, 2006. Each well is expected to take less than ten days to drill and not more than another ten days to analyze. We may face delays in our program by unforeseen events, or by normal events most likely such as inclement weather or poor availability of equipment or personnel. Because the entire $3,500,000 required to complete this drill program has already been raised by us and the other program participants, we expect no delays due to funding requirements.

  Our expected timeline of operations in Alberta is to complete the testing of our first Strachan Hills well as soon as possible. This testing is currently underway and should be complete by June 2006. We have already paid our full share of all costs associated with acquiring our interest and drilling and casing the well. If production tests are successful, then we would expect to incur completion and tie-in costs to bring the well into production, of not more than $30,000 for our 4% share of costs.

  We expect to incur legal, accounting and auditing fees in 2006 of not more than $60,000. We expect operational overhead in 2006 of not more than $30,000.

  Based on the active properties we are now participating in, in Alberta and in Mississippi, we do not anticipate requiring additional funds within the next 12 months. We have already paid all of our prorata costs for the drilling of the Strachan Hills well in Alberta. We have prepaid all of the budgeted costs for our 20% interest in the 10-well Drilling Program in Mississippi. We do not anticipate any cost overruns. We have applied for an exploration license in Papua New Guinea, but as yet have not received any license. We have no way of anticipating whether this license application will be successful, but if it is, then we would have to raise additional funds to fulfill our exploration obligations.

  With regard to keeping our interest options in good standing, we are not obligated to make any cash payments on either our Mississippi or Alberta properties.

  We cannot know if any of the current projects we are participating in will be successful, or to what degree they might be successful. The degree of success or failure in these projects will partly determine our need for capital in the future. If these projects are very successful and discover and produce commercially profitable quantities of oil or gas, then they may generate cash flow to help pay for future exploration activities. If the projects are successful, with our majority partners we may decide to conduct even larger future drilling programs, which would require significant additional cash contributions. If these projects are failures, then the funds we have spent to date will have produced no commercial benefit, and we will require additional funds to proceed with the advancement of our company on other as yet undefined projects. At this time we do not expect that our licence application in Papua New Guinea will be successful.

  If we do not drill additional wells other than as already herein noted, we have sufficient cash to operate throughout 2006. If we wish to increase shareholder value through accelerated business activity, then we will likely have to raise additional cash through the sale of equity or the acquisition of debt. We would like to raise up to $4,000,000 in 2006 but have not initiated discussions with any party and at this time have no known prospects of doing so.

  Recently Issued Accounting Standards

  In December 2004, FASB issued Statement No. 153, "Exchange of Nonmonetary Assets". This statement addresses the measurement of exchanges of nonmonetary assets and eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets and replaces it with an exception for exchanges that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This Statement is effective for periods beginning after June 15, 2005. The adoption of this new accounting pronouncement does have a material impact on our consolidated financial statements, as we do not have any exchanges of nonmonetary assets.

  In December 2004, the FASB issued SFAS No. 123(R), "Accounting for Stock-Based Compensation". SFAS 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS 123(R), only certain pro-forma disclosures of fair value were required. SFAS 123(R) shall be effective for us as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The adoption of this new accounting pronouncement does not have an impact on our consolidated financial statements.

  Application of Critical Accounting Policies

  Our audited financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management's application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our consolidated financial statements is critical to an understanding of our financials.

  Oil and Gas Properties

  We follow the full cost method of accounting for its oil and gas operations. Under this method, all cost incurred in the acquisition, exploration and development of oil and gas properties are capitalized in one cost center, including certain internal costs directly associated with such activities. Proceeds from sales of oil and gas properties are credited to the cost center with no gain or loss recognized unless such adjustments would significantly alter the relationship between capitalized costs and proved oil and gas reverses.

  If capitalized costs, less related accumulated amortization and deferred income taxes, exceed the "full cost ceiling", the excess is expensed in the period such excess occurs. The full cost ceiling includes an estimated discounted value of future net revenues attributable to proved reserves using current product prices and operating cost, and an estimate of the value of unproved properties within the cost center.

  Costs of oil and gas properties are amortized using the unit-of-production method upon the commencement of production. The significant unevaluated properties are excluded from costs subject to depletion. As at March 31, 2006, we do not have any proved oil and gas reserves.

  Long-lived Assets

  Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, in accordance with the Statement of Financial Accounting Standards No. 144 (SFAS 144), Accounting for the Impairment or Disposal of Long-Lived Assets. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition. The amount of the impairment loss to be recorded is calculated by the excess of the asset's carrying value over its fair value. Fair value is generally determined using a discounted cash flow analysis.

  Going Concern

  Our annual financial statements have been prepared on a going concern basis, which assumes the realization of assets and liquidation of liabilities in the normal course of operations. The financial statements have been prepared assuming we will continue as a going concern. However, certain conditions exist which raise doubt about our ability to continue as a going concern. We have suffered recurring losses from operations and have accumulated losses of $123,170 from inception through March 31, 2006.

  PROPERTY

  On February 1, 2006 we began utilizing office space located at suite 501-1166 Alberni Street, Vancouver, British Columbia V6E 3Z3, which facilities are provided to us at month-to-month rental of $500 per month from Karmel Capital Corp.

  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

  Directors and Executive Officers of Lexaria

  All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our Board of Directors and hold office until their death, resignation or removal from office.

  Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Leonard MacMillan	President and Director	56	December 10, 2004
Diane Rees	Director, Secretary and Treasurer	49	December 9, 2004

  Business Experience

  The following is a brief account of the education and business experience during at least the past five years of each director, executive officer and key employee, indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

  Leonard MacMillan, Director and President

  Mr. MacMillan has served as our President and as one of our directors since December 10, 2004. Mr. MacMillan devotes approximately 15% of his professional time to our business and intends to continue to devote this amount of time in the future, or more if required by corporate events.

  Mr. MacMillan is an experienced businessman with over 20 years of experience in advising early stage private and public companies with regard to their financial, marketing, and communications issues.

  From 1991 to the present date Mr. MacMillan has been employed by his own wholly owned companies, RMA Resource Management Associates, Leonard MacMillan & Associates and Lentec Capital Corporation. His companies have invested in and arranged for investments primarily in US and Canadian publicly traded companies in mineral resource, telecommunications and medical fields.

  Mr. MacMillan was educated in Vancouver, British Columbia, Switzerland and Belgium. His primary education is in the fields of marketing, corporate finance and communications.

  Mr. MacMillan is also the Chief Financial Officer and a Director of Trend Technology Corporation, a Nevada corporation, since April 20, 2004.

  Diane Rees, Director, Secretary and Treasurer

  Ms. Rees has served as our Secretary Treasurer and one of our directors since December 9, 2004. Ms. Rees has devoted approximately 5% of her professional time to our business and intends to continue to devote this amount of time in the future or more as required.

  Ms. Rees has been employed as project co-ordinator at Karmel Capital Corporation since 1997 to the present. Karmel is a private company located in Vancouver, British Columbia primarily involved with residential real estate development. Ms. Rees took the Canadian Securities Course in 1985, accounting, data processing, law, economics and business math courses at the University of British Columbia and through correspondence courses from 1979 to 1981, and business finance, management in industry and principals of supervision courses at the B.C. Institute of Technology from 1982 to 1984.

  Ms. Rees is also the Principal Financial Officer and a Director of Golden Aria Corp., a Nevada corporation, since November 24, 2004.

  Peter Philipchuck, Advisory Board

  Mr. Philipchuck has been a member of our Advisory Board since April 2006. He received a Bachelor of Science in Geology (Honors) from Queen's University in 1962. He has worked as a geologist for Texaco, Mobil Oil, Phillips Petroleum and other firms. He has served as a senior executive for both public and private companies for over thirty years and has particular expertise in the Western Canada Basin. Mr. Philipchuck has agreed to be available to our management as they may require to advise them from time to time on technical oil and gas and industry matters. Mr. Philipchuck has assisted us in evaluating all of our existing exploration properties.

  Committees of the Board

  Our audit committee consists of Leonard MacMillan and Diane Rees.

  We do not have a compensation committee at this time.

  Family Relationships

  There are no family relationships between any director or executive officer.

  Involvement in Certain Legal Proceedings

  Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

  1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

  2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

  3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

  4. being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

  EXECUTIVE COMPENSATION

  The following table summarizes the compensation of our President (Principal Executive Officer) and other officers and directors who received annual compensation in excess of $100,000 during the period from December 9, 2004 (incorporation) to March 31, 2006.

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation(1)		Pay- outs
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation(2)	Securities Under Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Pay- outs	All Other Compen- sation
Leonard MacMillan Director, President (Principal Executive Officer)	2005	$Nil	Nil	$Nil	Nil	Nil	Nil	Nil
Diane Rees Director, Secretary and Treasurer	2005	Nil	Nil	Nil	Nil	Nil	Nil	Nil

  *Mr. MacMillan received $0 for the period from December 9, 2004 to January 31, 2006. Beginning February 1, 2006 pursuant to a consulting agreement of the same date, Mr. MacMillan receives compensation at the rate of $1,500 per month.

  We have entered into a management services agreement with our President, Leonard MacMillan. We have not entered into any other employment or consulting agreements with our other directors or executive officers. There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our board of directors in the future, but no such options have been issued at this time. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

  Directors Compensation

  We reimburse our directors for expenses incurred in connection with attending board meetings but did not pay director's fees or other cash compensation for services rendered as a director in the period ended December 31, 2005.

  We have no formal plan for compensating our directors for their service in their capacity as directors. In the future we may grant to our directors options to purchase shares of common stock as determined by our Board of Directors or a compensation committee, which may be established in the future. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. The board of directors may award special remuneration to any director undertaking any special services on behalf of Lexaria other than services ordinarily required of a director. Other than indicated in this prospectus, no director received and/or accrued any compensation for his or her services as a director, including committee participation and/or special assignments.

  DISCLOSURE OF SEC POSITION OF
  INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

  The General Corporate Law of Nevada empowers a company incorporated in Nevada, such as Lexaria, to indemnify its directors and officers under certain circumstances.

  Our Certificate of Incorporation and Articles provide that no director or officer shall be personally liable to Lexaria or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve material misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the General Corporate Law of Nevada.

  Our Bylaws provide that no officer or director shall be personally liable for any obligations of Lexaria or for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of Lexaria. The Bylaws also state that we will indemnify and hold harmless each person and their heirs and administrators who shall serve at any time hereafter as a director or officer from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of their having heretofore or hereafter been a director or officer, or by reason of any action alleged to have heretofore or hereafter taken or omitted to have been taken by him or her as a director or officer. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his (or her) own negligence or wilful misconduct. Our Bylaws also provide that we, our directors, officers, employees and agents will be fully protected in taking any action or making any payment, or in refusing so to do in reliance upon the advice of counsel.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Lexaria under Nevada law or otherwise, Lexaria has been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  SECURITY OWNERSHIP OF CERTAIN
  BENEFICIAL OWNERS AND MANAGEMENT

  Principal Stockholders

  The following table sets forth, as of March 31, 2006, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Fountain Capital Corporation Gabriola, BC, Canada	1,100,000 common shares	6.26%
Libreville Corp. Panama City, Panama	1,000,000 common shares	5.69%
Piranha Investment Corp Panama City, Panama	1,000,000 common shares	5.69%
Leonard MacMillan Vancouver, BC, Canada	250,000 common shares	1.42%
Diane Rees Vancouver, BC, Canada	50,000 common shares	0.28%
Directors and Executive Officers as a Group	300,000 common shares	1.70%

  (1) Based on 17,582,000 shares of common stock issued and outstanding as of March 31, 2006. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

  Changes in Control

  We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of Lexaria.

  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  We have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

  PLAN OF DISTRIBUTION

  The selling stockholders may, from time to time, sell all or a portion of the shares of our common stock in one or more of the following methods described below. Our common stock is not currently listed on any national exchange or electronic quotation system. There is currently no market for our securities and a market may never develop. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at a price of $0.15 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

  (a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  (b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

  (c) an exchange distribution in accordance with the rules of the exchange;

  (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  (e) privately negotiated transactions;

  (f) market sales (both long and short to the extent permitted under the federal securities laws);

  (g) at the market to or through market makers or into an existing market for the shares;

  (h) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

  (i) a combination of any aforementioned methods of sale.

  In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above. Before the involvement of any broker-dealer in the offering, such broker-dealer must seek and obtain clearance of the underwriting compensation and arrangements from the NASD Corporate Finance Department.

  The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

  From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act, which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

  If the selling stockholders enter into an agreement to sell their shares to a broker-dealer as principal and the broker-dealer is acting as an underwriter, and to the extent required under the Securities Act, we will file a post effective amendment to this registration statement to disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction. We will also file the agreement between the selling stockholders and the broker-dealer as an exhibit to this registration statement.

  We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, Regulation M. All of the foregoing may affect the marketability of the common stock.

  All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

  Any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus. Rule 144 provides that any affiliate or other person who sells restricted securities of an issuer for his own account, or any person who sells restricted or any other securities for the account of an affiliate of the issuer of such securities, shall be deemed not to be engaged in a distribution of such securities and therefore not to be an underwriter thereof within the meaning of Section 2(a)(11) of the Securities Act if all of the conditions of Rule 144 are met. Conditions for sales under Rule 144 include:

  (1) adequate current public information with respect to the issuer must be available;

  (2) restricted securities must meet a one-year holding period, measured from the date of acquisition of the securities from the issuer or from an affiliate of the issuer;

  (3) sales of restricted or other securities sold for the account of an affiliate, and sales of restricted securities by a non-affiliate, during any three month period, cannot exceed the greater of (a) 1% of the securities of the class outstanding as shown by the most recent statement of the issuer; or (b) the average weekly trading volume reported on all exchanges and through a automated inter-dealer quotation system for the four weeks preceding the filing of the Notice in Form 144;

  (4) the securities must be sold in ordinary "brokers' transactions" within the meaning of section 4(4) of the Securities Act or in transactions directly with a market maker, without solicitation by the selling security holders, and without the payment of any extraordinary commissions or fees;

  (5) If the amount of securities to be sold pursuant to Rule 144 during any three-month period exceeds 500 shares/units or has an aggregate sale price in excess of $10,000, the selling security holder must file a notice in Form 144 with the Commission.

  The current information requirement listed in (1) above, the volume limitations listed in (3) above, the requirement for sale pursuant to broker's transactions listed in (4) above, and the Form 144 notice filing requirement listed in (5) above cease to apply to any restricted securities sold for the account of a non-affiliate if at least two years has elapsed from the date the securities were acquired from the issuer or from an affiliate.

  Transfer Agent and Registrar

  We have appointed Nevada Agency & Trust Company of Reno, Nevada as our stock transfer agent and registrar for our securities.

  SELLING STOCKHOLDERS

  All of the shares of common stock issued are being offered by the selling stockholders listed in the table below. None of the selling stockholders are broker-dealers or affiliated with broker-dealers.

  The selling stockholders may offer and sell, from time to time, any or all of their common stock. Because the selling stockholders may offer all or only some portion of the shares of common stock listed in the table, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

  The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of December 31, 2005, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholders. Other than as disclosed herein, none of the selling stockholders holds any position, office or other material relationship with the Company or its affiliates.
Name of Selling Stockholder and Position, Office or Material Relationship with Lexaria	Number of Shares Owned by Selling Stockholder Before Offering	Percent of Total Issued & Outstanding Shares Owned by Selling Stockholder Before Offering	Total Shares Registered	Number of Shares Owned by Selling Stockholder After Offering(1) & Percent of Total Issued and Outstanding
				# of Shares	% of Class
658111 BC Ltd.(2)	500,000	2.893%	325,000	175,000	1.013%
Bateman, Cody	500,000	2.893%	325,000	175,000	1.013%
Bateman, Ryan	500,000	2.893%	325,000	175,000	1.013%
Bell, Kevin	500,000	2.893%	325,000	175,000	1.013%
Bishop, Robert	100,000	0.579%	65,000	35,000	0.203%
Blackmore, Ted	500,000	2.893%	325,000	175,000	1.013%
Braun, Garth	800,000	4.629%	520,000	280,000	1.620%
Braun, Katrin	500,000	2.893%	325,000	175,000	1.013%
Bridge Mining Ltd. (3)	100,000	0.579%	65,000	35,000	0.203%
Bunka, Chris	800,000	4.629%	520,000	280,000	1.620%
Bunka, Morgan	656,000	3.796%	426,400	229,600	1.329%
Cabianca, Marc	500,000	2.893%	325,000	175,000	1.013%
Cardey, Darryl	700,000	4.050%	455,000	245,000	1.418%
Dougans, Chris	320,000	1.852%	208,000	112,000	0.648%
Dougans, Gillian	500,000	2.893%	325,000	175,000	1.013%
Fairwood Ventures Inc	100,000	0.579%	65,000	35,000	0.203%
Falstaff Holdings Ltd.(4)	50,000	0.289%	32,500	17,500	0.101%
Farzan, Yair	20,000	0.116%	13,000	7,000	0.041%
Fountain Capital Corp. Ltd. (5)	1,100,000	6.365%	715,000	385,000	2.228%
GHL Financial Services Ltd. (6)	250,000	1.447%	162,500	87,500	0.506%
Global Publishing Corp.(7)	500,000	2.893%	325,000	175,000	1.013%
Gray, Stuart	800,000	4.629%	520,000	280,000	1.620%
Jenks, Gladys	550,000	3.183%	357,500	192,500	1.114%
Khan, Sophia	20,000	0.116%	13,000	7,000	0.041%

Lee, Peter	150,000	0.868%	97,500	52,500	0.304%
Libreville Company Ltd., S.A. (8)	1,000,000	5.786%	650,000	350,000	2.025%
Loeber, Vance	100,000	0.579%	65,000	35,000	0.203%
Lupick, Darryl	46,000	0.266%	29,900	16,100	0.093%
Martin, Georgina	50,000	0.289%	32,500	17,500	0.101%
Paladin Capital Management(9)	350,000	2.025%	227,500	122,500	0.709%
Palazar Capital Corporation(10)	500,000	2.893%	325,000	175,000	1.013%
Piranha Investment Corp. (11)	1,000,000	5.786%	650,000	350,000	2.025%
Randhawa, Dev	200,000	1.157%	130,000	70,000	0.405%
Sharma, Hari	500,000	2.893%	325,000	175,000	1.013%
Shull, Audra	100,000	0.579%	65,000	35,000	0.203%
Shull, Patricia	300,000	1.736%	195,000	105,000	0.608%
Sky Point Holdings Limited(12)	500,000	2.893%	325,000	175,000	1.013%
Solc, Deborah-Lynne	500,000	2.893%	325,000	175,000	1.013%
Solc, Robert	500,000	2.893%	325,000	175,000	1.013%
Special Target Group Limited(13)	500,000	2.893%	325,000	175,000	1.013%
Yan, Joanne	20,000	0.116%	13,000	7,000	0.041%
Yan, Li Ying	100,000	0.579%	65,000	35,000	0.203%

  (1) Assumes all of the shares of common stock offered are sold.

  (2) Beneficially owned as to 100% by Leo Shull.

  (3) Beneficially owned as to 100% by Ernst Pernet.

  (4) Beneficially owned as to 100% by David K. Fraser.

  (5) Beneficially owned as to 100% by Gladys Jenks.

  (6) Beneficially owned as to 100% by Grant Gordon.

  (7) Beneficially owned as to 100% by Jaime E. Sanchez R.

  (8) Beneficially owned as to 100% by Horacio Valdes B.

  (9) Beneficially owned as to 100% by Otilia Montano, Otilia Chen and Otilia Rodriguez.

  (10) Beneficially owned as to 100% by Peter Kaufman.

  (11) Beneficially owned as to 100% by Julio A. Quijano B.

  (12) Beneficially owned as to 100% by Bangon Khamkotkaew.

  (13) Beneficially owned as to 100% by Apiyada Pakakarn.

  We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

  DESCRIPTION OF CAPITAL STOCK

  Our authorized capital stock consists of 75,000,000 shares of common stock, $0.001 par value. As of March 31, 2006, there were 17,582,000 shares of common stock issued and outstanding. These shares have been issued and are fully paid and non-assessable. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders, including the election of directors.

  Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of Lexaria, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

  Stockholders do not have pre-emptive rights to subscribe for additional shares of common stock if issued by us. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.

  LEGAL PROCEEDINGS

  We know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholders are an adverse party or have a material interest adverse to us.

  LEGAL MATTERS

  The validity of the shares of common stock offered by the selling stockholders will be passed upon by the law firm of Fraser and Company LLP, Vancouver, British Columbia.

  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
  ON ACCOUNTING AND FINANCIAL DISCLOSURE

  We engaged Staley, Okada & Partners, Chartered Accountants, to audit our financial statements for the period from our inception on December 9, 2004 to October 31, 2005. There has been no change in the accountants and no disagreements with Staley, Okada & Partners, Chartered Accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure.

  EXPERTS

  Our financial statements for the period from our inception on December 9, 2004 to October 31, 2005 included in this prospectus and registration statement have been audited by Staley, Okada & Partners, Chartered Accountants, as set forth in their report accompanying the financial statements and are included in reliance upon the report, given on the authority of the firm, as experts in accounting and auditing.

  INTEREST OF NAMED EXPERTS AND COUNSEL

  No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

  MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

  Currently there is no established public trading market for our common stock. We intend to apply to the NASD for a quotation of our stock on the OTCBB. There is no guarantee that we will achieve this. We do not have any common stock subject to outstanding options or warrants to purchase and there are no securities outstanding that are convertible into our common stock. None of our issued and outstanding common stock can be sold pursuant to Rule 144 at this time. We are registering 11,233,300 shares of our common stock under the Securities Act for sale by the selling securities holders. There are current forty-four (44) holders of record of our common stock.

  We have not declared any dividend on our common stock since the inception of our company on December 9, 2004. There is no restriction in our Articles of Incorporation and Bylaws that will limit our ability to pay dividends on our common stock. However, we do not anticipate declaring and paying dividends to our shareholders in the near future.

  The U.S. Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors." The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of, our common stock.

  WHERE YOU CAN FIND MORE INFORMATION

  We are not required to deliver an annual report to our stockholders. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

  You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC's public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

  We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Lexaria, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

  No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Lexaria Corp. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

  FINANCIAL STATEMENTS

  Our financial statements are stated in United States Dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles.

  The following Financial Statements pertaining to Lexaria are filed as part of this Prospectus:

  LEXARIA CORP

  (An exploration stage company)

  Financial Statements

  (Expressed in U.S. Dollars)

  OCTOBER 31, 2005

  Index

  Report of Independent Registered Public Accounting Firm

  Balance Sheet

  Statement of Stockholders' Equity

  Statement of Operations

  Statement of Cash Flows

  Notes to the Financial Statements

  Report of Independent Registered Public Accounting Firm

  To the Stockholders of Lexaria Corp.:

  We have audited the accompanying balance sheet of Lexaria Corp. (the "Company") (An Exploration Stage Company) as at October 31, 2005 and the related statements of operations, stockholders' equity, and cash flows for the period from inception, December 9, 2004 to October 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as at October 31, 2005, and the results of its operations and its cash flows for the period from inception, December 9, 2004 to October 31, 2005, in conformity with United States generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is dependent upon financing to continue operations and has suffered losses from operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

  "Staley, Okada & Partners"
Vancouver, B.C.	STALEY, OKADA & PARTNERS
January 25, 2006	CHARTERED ACCOUNTANTS

  LEXARIA CORP
  (An exploration stage company)
  Balance Sheet
  As At October 31, 2005
  (Expressed in U.S. Dollars)
ASSETS
Current
Cash and cash equivalents Prepaids and Deposits	$863,560 18,214
Total Current Assets	881,774

Oil and gas properties (Note 4)	218,739

TOTAL ASSETS	$1,100,513

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current
Accounts payable	$1,175
Accrued liabilities	10,000

Total Current Liabilities	11,175

STOCKHOLDERS' EQUITY
Share Capital
Authorized:
75,000,000 common shares with a par value of $0.001 per share
Issued and outstanding : 16,882,000 common shares	16,882

Additional paid-in capital	1.148,178

Deficit accumulated during the exploration stage	(75,722)

Total Stockholders' Equity	1,089,338

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,100,513

  The accompanying notes are an integral part of these financial statements

  LEXARIA CORP
  (An exploration stage company)
  Statement of Stockholders' Equity
  December 9, 2004 (commencement of operations) to October 31, 2005
  (Expressed in U.S. Dollars)
	Common stock		Additional paid-in capital	Deficit accumulated during exploration stage	Total Stockholders' Equity
	Shares	Amount

Issuance of common stock for cash
at $0.01 per share
Issued June 9, 2005	9,766,000	$9,766	$87,894		$97,660

Issuance of common stock for cash
at $0.15 per share
Issued June 9, 2005	2,416,000	2,416	359,984		362,400
Issued August 23, 2005	3,000,000	3,000	447,000		450,000
Issued October 13, 2005	1,700,000	1,700	253,300		255,000

Loss for the period			-	(75,722)	(75,722)

Balance October, 31, 2005	16,882,000	$16,882	$1,148,178	$(75,722)	$1,089,338

  The accompanying notes are an integral part of these financial statements

  LEXARIA CORP
  (An exploration stage company)
  Statement of Operations
  December 9, 2004 (commencement of operations) to October 31, 2005
  (Expressed in U.S. Dollars)
Expenses
Accounting and auditing	$13,000
Bank charges and exchange loss	147
Consulting	15,000
Legal	3,076
Licences, fees and dues	3,976
Office and miscellaneous	84
Impairment of oil and gas property acquisition cost (Notes 1, 4a)	40,439

Loss for the period	$(75,722)

Loss per share
- basic and diluted	$(0.01)

Weighted average number of
common shares outstanding
- basic and diluted	6,015,975

  The accompanying notes are an integral part of these financial statements

  LEXARIA CORP
  (An exploration stage company)
  Statement of Cash Flows
  December 9, 2004 (commencement of operations) to October 31, 2005
  (Expressed in U.S. Dollars)
		Cumulative from commencement of operations (December 9, 2004) to October 31, 2005
Cash flows used in operating activities
(Loss) for the period		$(75,722)

Changes in non cash working capital
Prepaids and deposits		(18,214)
Accounts payable		1,175
Accrued liabilities		10,000
Impairment of oil and gas acquisition cost		40,439
		(42,322)

Cash flows from investing activities
Oil and gas property acquisition and exploration costs	- Alberta	(218,739)
Oil and gas property acquisition cost	- New Guinea	(40,439)
		(259,178)

Cash flows from financing activities
Proceeds from issuance of common stock		1,165,060

Net Increase In Cash		$863,560
Cash position, beginning of period		-

Cash and cash equivalents, end of period		$863,560

Supplemental Cash flow disclosure
Non-cash investing activities		-
Non-cash financing activities		-
Cash paid for interest		-

  The accompanying notes are an integral part of these financial statements

  LEXARIA CORP
  (An exploration stage company)
  Notes to the Financial Statements
  October 31, 2005
  (Expressed in U.S. Dollars)

  1. Incorporation and Continuance of Operations

  The Company was formed of December 9, 2004 under the laws of the State of Nevada and commenced operations on December 9, 2004. The Company is an exploration stage, independent natural gas and oil company engaged in the acquisition, development and exploration of oil and gas properties in New Guinea and Alberta, Canada. The company's entry into the oil & gas business began on February 3, 2005.

  The Company has an office in Vancouver, Canada.

  These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has incurred an operating loss and requires additional funds to maintain its operations. Management's plans in this regard are to raise equity financing as required.

  These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustment that might result from this uncertainty.

  The Company has not generated any operating revenues to date.

  Development Stage Risk and Liquidity

  Development Stage Accounting

  Lexaria Is a development stage enterprise engaged in the exploration for and production of natural gas and oil in Alberta, Canada. On September 23, 2005 the Company acquired a 4% Farmin Interest in a well which is being drilled on a property in Alberta, Canada. As of the first fiscal period ended October 31, 2005, the Company has incurred a cost of $218,738 for its share of the expected drilling cost of the first hole. The Company also paid a fee of $40,439 to the Department of Petroleum and Energy, Papua, New Guinea for an Application for a Prospecting Petroleum License (APPL). To date no license has been granted. (Note 4)

  Management plans to seek additional capital through private placement and public offering of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary if the company cannot continue in existence.

  Development Stage

  Lexaria is subject to several categories of risk associated with its development state activities. Natural gas and oil exploration and production is a speculative business and involves a high degree of risk. Among the factors that have a direct bearing on the Company's prospects are uncertainties inherent in estimating natural gas and oil reserves, future hydrocarbon production and cash flows, particularly with respect to wells that have not been fully tested and with wells having limited production histories: access and cost of services and equipment; and the presence of competitors with greater financial resources and capacity

  LEXARIA CORP
  (An exploration stage company)
  Notes to the Financial Statements
  October 31, 2005
  (Expressed in U.S. Dollars)

  2. Significant Accounting Policies

  (a) Principles of Accounting

  These financials statements are stated in U.S. dollars and have been prepared in accordance with U.S. generally accepted accounting principles.

  (b) Cash and Cash Equivalents

  Cash equivalents comprise certain highly liquid instruments with a maturity of three months or less when purchased. As of October 31, 2005, cash and cash equivalents consist of cash only.

  (c) Oil and Gas Properties

  The Company utilizes the full cost method to account for its investment in oil and gas properties. Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including such costs as leasehold acquisition costs, capitalized interest costs relating to unproved properties, geological expenditures, tangible and intangible development costs including direct internal costs are capitalized to the full cost pool. As of October 31, 2005, the Company has no properties with proven reserves. When the Company obtains proven oil and gas reserves, capitalized costs, including estimated future costs to develop the reserves and estimated abandonment costs, net of salvage, will be depleted on the units-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects including capitalized interest, if any, are not amortized until proved reserves associated with the projects can be determined. If the future exploration of unproved properties are determined uneconomical the amount of such properties are added to the capitalized cost to be amortized. As of October 31, 2005, all of the Company's oil and gas properties were unproved and were excluded from amortization. At October 31, 2005, management believes none of the Company's unproved oil and gas properties reflected on the balance sheet were considered impaired.

  The capitalized costs included in the full cost pool are subject to a "ceiling test", which limits such costs to the aggregate of the estimated present value, using a ten percent discount rate of the future net revenues from proved reserves, based on current economic and operating conditions.

  Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in the statement of operations.

  Exploration activities conducted jointly with others are reflected at the Company's proportionate interest in such activities.

  Costs related to site restoration programs are accrued over the life of the project.

  LEXARIA CORP
  (An exploration stage company)
  Notes to the Financial Statements
  October 31, 2005
  (Expressed in U.S. Dollars)

  (d) Accounting Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

  (e) Advertising Expenses

  The Company expenses advertising costs as incurred. There were no advertising expenses incurred by the Company for the period ended October 31, 2005.

  (f) Earnings (Loss) Per Share

  Earnings (loss) per share is computed using the weighted average number of shares outstanding during the period. The Company has adopted SFAS No.128 "Earnings Per Share". Diluted loss per share is equivalent to basic loss per share because there are no dilutive securities.

  (g) Foreign Currency Translations

  The Company's operations are in the United States of America and it has an office in Canada. It maintains its accounting records in U.S. Dollars, as follows:

  At the transaction date, each asset, liability, revenue and expense that was acquired in a foreign currency is translated into U.S. dollars by the use of the exchange rate in effect at that date. At the period end, monetary assets and liabilities are remeasured by using the exchange rate in effect at that date. The resulting foreign exchange gains and losses are included in operations. All cash balances are held in US dollars and no foreign exchange currency translation is required.

  (h) Fair Value of Financial Instruments

  Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

  The respective carrying value of certain on-balance-sheet financial instruments approximated their fair value. These financial instruments include cash and cash equivalents, accounts payable and accrued liabilities. Fair values were assumed to approximate carrying values for these financial instruments, except where noted, since they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. Management is of the opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments. The Company may operate outside the United States of America and thus may have significant exposure to foreign currency risk due to the fluctuation of the currency in which the Company operates and the U.S. dollars.

  LEXARIA CORP
  (An exploration stage company)
  Notes to the Financial Statements
  October 31, 2005
  (Expressed in U.S. Dollars)

  (i) Income Taxes

  The Company accounts for income taxes in accordance with SFAS No. 109. "Accounting for Income Taxes". Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

  (j) Long-Lived Assets Impairment

  Long-term assets of the Company are reviewed for impairment when circumstances indicate the carrying value may not be recoverable in accordance with the guidance established in Statement of Financial Accounting Standards No. 144 (SFAS 144), Accounting for the impairment or Disposal of Long-Lived Assets. For assets that are to be held and used, an impairment loss is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, Fair values are determined based on discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

  (k) Asset Retirement Obligations

  The Company accounts for asset retirement obligations in accordance with the provisions of SFAS 143 "Accounting for Asset Retirement Obligations". SFAS 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The Company had no asset retirement obligation as of October 31, 2005.

  (l) Comprehensive Income

  The Company has adopted Statement of Financial Accounting Standards No. 130 (SFAS 130), Reporting Comprehensive Income, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company is disclosing this information on its Statement of Stockholders' Equity (Deficiency). Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners.

  The Company has no elements of "other comprehensive income" for the period ended October 31, 2005.

  LEXARIA CORP
  (An exploration stage company)
  Notes to the Financial Statements
  October 31, 2005
  (Expressed in U.S. Dollars)

  (m) New Accounting Pronouncements

  In December 2004, the FASB issued SFAS No. 153, "Exchanges of Non-monetary Assets - an amendment of APB Opinion No. 29". SFAS No. 153 eliminates the exception from the fair value measurement for non-monetary exchanges of similar productive assets and replaces it with an exception for exchanges that do not have commercial substance. This statement specifies that a non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this statement are effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this statement does not impact the Company's financial statements.

  In December 2004, The FASB issued SFAS No. 123(R), "Share-Based payment." The revised statement eliminates the ability to account for share-based compensation transactions using APB No. 25. This statement instead requires that all share-based payments to employees be recognized as compensation expense in the statement of operations based on their fair value over the applicable vesting period. The provisions of this statement are effective for fiscal years beginning after December 15, 2005. The adoption of this statement does not have an impact on the Company's financial statements.

  In May 2005, the FASB issued SFAS 154, "Accounting Changes and Error Corrections". This pronouncement replaces APB Opinion 20 "Accounting Changes" and SFAS 3, "Reporting Accounting Changes in Interim Financial Statements" and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle and changes required by an accounting pronouncement when that pronouncement does not include specific transition provisions. This Statement requires retrospective application to prior periods' financial statements of changes in accounting principle. The prior pronouncement required that most voluntary changes in accounting principle be recognized by including in net income the cumulative effect of changing to the new accounting principle. The effect of this pronouncement is that future accounting changes, generally, will not have an effect on the current period income statement.

  3. Capital Stock

  (a) Authorized Stock

  The Company has authorized 75,000,000 common shares with a par value of $0.001 per share.

  (b) Share Issuances

  Since the commencement of operations of the Company (December 9, 2004) to October 31, 2005, the Company issued 9,766,000 and 7,116,000 common shares at $0.01 and $0.15 per share respectively. Total cash proceeds were $1,165,060 comprising of $16,882 for par value shares and $1,148,178 for additional paid in capital. 1,700,000 of the above noted shares were paid for during the fiscal year ended October 31, 2005, but actual share certificates were not issued until December 8, 2005.

  Subsequent to October 31, 2005, the Company issued 700,000 common shares at $0.15 per share.

  LEXARIA CORP
  (An exploration stage company)
  Notes to the Financial Statements
  October 31, 2005
  (Expressed in U.S. Dollars)

  4. Oil and Gas Properties

  (a) On February 3, 2005 the Company made an application for a Petroleum Prospecting License (APPL 264) to the Department of Petroleum and Energy, Papua New Guinea. The application has not been approved as of October 31, 2005. All costs associated with the application have been expensed as there is no certainty the company will acquire a Petroleum Prospecting License nor that the funds will be returned if no Petroleum Prospecting License is granted. The Company has written off the application fee.

  (b) On September 23, 2005, the Company entered into an agreement to participate in the Strachan Leduc Reef Farm-In in Alberta, Canada. The Company issued a payment of $218,738.26 (CDN $253,977) for a 4% participation in the costs of Stachan Leduc Reef Farm-In. The Company will earn on completion, capped or abandoned with respect to the well to be drilled at 14 of 9-38-9-W5M the following:

  (i) In the Spacing Unit for the Earning Well:

  a 2.000% interest in the petroleum and natural gas below the base of the Mannville excluding natural gas in the formation; and
  a 4.000% interest in the natural gas in the Leduc formation before payout subject to payment of the Overriding Royalty which is convertible upon payout at royalty owners option to 50% of the Farmee's Interest;

  (ii) A 1.600% interest in the rights below the base of the Shunda formation in Section 10, Township 38, Range 9W5M; and

  (ii) A 1.289% interest in the rights below the base of the Shunda formation in Sections 15 and 16, Township 38, Range 9W5M down to the base as shown in the schedule attached to the agreement dated September 23, 2005.

  At the date of these financial statements drilling is being carried out but is not completed.

  On January 9, 2006, the Company paid an amount of $57,135.20 to Odin Capital Inc. for required supplemental funds due to well hole problems.

  (c) On December 21, 2005, the Company agreed to purchase a 20% gross working and revenue interest in a drilling program owned by Griffin & Griffin Exploration for $700,000. Concurrent with signing the Company paid $220,000 and January 17, 2006 the company paid the remaining $480,000.

  5. Related party transactions

  There were no related party transactions during the fiscal period ended October 31, 2005.

  LEXARIA CORP
  (An exploration stage company)
  Notes to the Financial Statements
  October 31, 2005
  (Expressed in U.S. Dollars)

  6. Segmented Information

  During the period ended October 31, 2005, the Company applied for a Petroleum Prospecting License in Papua, New Guinea (Note 4a). As at January 25, 2006 no license had been granted and the Company chose to expense the application fee of $40,439 as there is no certainty of either obtaining a license or a refund. Consequently, as at October 31, 2005, the Company operates in a single jurisdiction, being Alberta, Canada, and a single business segment, being oil and gas exploration.

  7. Income Taxes

  Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. We have incurred net operating losses of approximately $75,222, that will expire in 2025. Pursuant to SFAS No. 109 we are required to compute tax assets benefits for net operating loss carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because we cannot be assured it is more likely than not we will utilize the net operating losses carried forward in future years.

  The components of the net deferred tax asset at October 31, 2005, and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are indicated below

October 31, 2005
Net loss	$75,222
U.S. Federal Statutory Rate	35%
Deferred tax asset	26,328
Valuation Allowance	(26,328)
Net deferred tax asset	$-

  PART 1 - FINANCIAL INFORMATION

  Item 1. Financial Statements

  The accompanying un-audited financial statements have been prepared in accordance with the instructions to Form 10-QSB and, therefore, do not include all information and footnotes necessary for a complete presentation of financial position, results of operations, cash flows, and stockholders' deficit in conformity with generally accepted accounting principles. In the opinion of management, all adjustments considered necessary for a fair presentation of the results of operations and financial position have been included and all such adjustments are of a normal recurring nature. Operating results for the three months ended January 31, 2006 are not necessarily indicative of the results that can be expected for the year ending October 31, 2006.

  LEXARIA CORP

  (An exploration stage company)

  FINANCIAL STATEMENTS

  January 31, 2006

  (Expressed in U.S. Dollars)

  (Unaudited)

  LEXARIA CORP
  (An exploration stage company)
  Balance Sheet
  (Expressed in U.S. Dollars)
  (Unaudited)
	January 31, 2006	October 31, 2005
ASSETS
Current
Cash and cash equivalents	$209,834	$863,560
Prepaids and Deposit	6,413	18,214

Total Current Assets	216,247
Oil and gas properties (Note 3)	975,876	218,739

Total assets	$1,192,123	$1,100,513

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current
Accounts payable and accrued liabilities	$26,782	$11,175
Total Current Liabilities	26,782	11,175

STOCKHOLDERS' EQUITY
Share capital
Authorized:
75,000,000 common shares with a par value of $0.0001 per share

Issued and outstanding: 17,582,000 (2005 - 16,882,000) common shares	17,582	16,882

Additional paid-in capital	1,252,478	1,148,178

Deficit accumulated during the exploration stage	(104,719)	(75,722)

Total Stockholders' Equity	1,165,341	1,089,338

Total Liabilities and Stockholders' Equity	$1,192,123	$1,100,513

  The accompanying notes are an integral part of these financial statements

  LEXARIA CORP
  (An exploration stage company)
  Statement of Stockholders' Equity
  (Expressed in U.S. Dollars)
  (Unaudited)
	Common stock		Additional paid-in capital	Deficit accumulated during exploration stage	Total Stockholders' Equity
	Shares	Amount
Inception December 9, 2004 to June 8, 2005	-	$-	$-	$-	$-

Issuance of common stock for cash
at $0.01 per share

Issued June 9, 2005	9,766,000	9,766	87,894		97,660

Issuance of common stock for cash
at $0.15 per share

Issued June 9, 2005	2,416,000	2,416	359,984		362,400
Issued August 23, 2005	3,000,000	3,000	447,000		450,000
Issued October 13, 2005	1,700,000	1,700	253,300		255,000

Loss for the period			-	(75,722)	(75,722)

Balance October 31, 2005	16,882,000	16,882	1,148,178	(75,722)	1,089,338

Issuance of common stock for cash at $0.15 per share

Issued November 17, 2005	700,000	700	104,300		105,000

Loss for the period				(28,997)	(28,997)

Balance January 31, 2006	17,582,000	$17,582	$1,252,478	$(104,719)	$1,165,341

  The accompanying notes are an integral part of these financial statements

  LEXARIA CORP
  (An exploration stage company)
  Statement of Operations
  (Expressed in U.S. Dollars)
  (Unaudited)
	Three Months Ended January 31	From Inception December 9, 2004 to January 31	Cumulative from commencement of operations December 9, 2004 to January 31
	2006	2005	2006
Expenses
Accounting and auditing	$16,782	$-	$29,782
Bank charges and exchange loss	137	-	284
Consulting	-	-	15,000
Legal	12,078	-	15,154
Licences fees and dues	-	-	3,976
Office and miscellaneous	-	-	84
Impairment of oil and gas property acquisition cost (Notes 1, 4a)	-	-	40,439

Loss for the period	$(28,997)	$-	$(104,719)

Loss per share
- basic and diluted	$(0.01)	$-

Weighted average number of common shares outstanding
- basic and diluted	17,460,261

  The accompanying notes are an integral part of these financial statements

  LEXARIA CORP
  (An exploration stage company)
  Statement of Cash Flows
  (Expressed in U.S. Dollars)
  (Unaudited)
	Three Months Ended January 31	From Inception December 9, 2004 to January 31	Cumulative from commencement of operations December 9, 2004 to January 31
	2006	2005	2006
Cash flows used in operating activities
(Loss) for the period	$(28,997)	$-	$(104,719)

Changes in non cash working capital
Prepaids and deposits	11,801	-	(6,413)
Accounts payable and accrued liabilities	15,607	-	26,782
Impairment of oil and gas acquisition cost	-	-	40,439
	(1,589)		(43,911)
Cash flows used in investing activities
Oil and gas property acquisition and exploration costs - Canada	(57,137)	-	(275,876)
Oil and gas property acquisition and exploration costs - U.S.A.	(700,000)	-	(700,000)
Oil and gas property acquisition cost - New Guinea	-	-	(40,439)
	(757,137)	-	(1,016,315)
Cash flows from financing activities
Proceeds from issuance of common stock	105,000	-	1,270,060

Net increase (decrease) in Cash	(653,726)	-	209,834
Cash position, beginning of period	863,560	-	-

Cash and cash equivalents, end of period	209,834	-	209,834

Supplemental cash flow disclosure
Non-cash investing activities	-	-	-
Non-cash financing activities	-	-	-
Cash paid for interest	-	-	-

  The accompanying notes are an integral part of these financial statements

  LEXARIA CORP
  (An exploration stage company)
  Notes to Financial Statements
  January 31, 2006
  (Expressed in U.S. Dollars)
  (Unaudited)

  1. BASIS OF PRESENTATION

  The financial statements as of January 31, 2006 included herein have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with United States generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. It is suggested that these financial statements be read in conjunction with the October 31, 2005 audited financial statements and notes thereto.

  2. ORGANIZATION AND BUSINESS

  The Company is a development stage, independent oil and gas company engaged in the exploration, development and acquisition of oil and gas properties in the United States and Canada.

  3. OIL AND GAS PROPERTIES

  (a) On February 3, 2005 the Company made an application for a Petroleum Prospecting License (APPL 264) to the Department of Petroleum and Energy, Papua New Guinea. The application has not been approved as of October 31, 2005. All costs associated with the application have been expensed as there is no certainty the company will acquire a Petroleum Prospecting License nor that the funds will be returned if no Petroleum Prospecting License is granted. The Company has written off the application fee.

  (b) On September 23, 2005, the Company entered into an agreement to participate in the Strachan Leduc Reef Farm-In in Alberta, Canada. The Company issued a payment of $218,738.26 (CDN $253,977) for a 4% participation in the costs of Stachan Leduc Reef Farm-In. In addition, on January 9, 2006, the Company paid an amount of $57,135.20 to Odin Capital Inc. for required supplemental funds due to well hole problems. The Company will earn on completion, capped or abandoned with respect to the well to be drilled at 14 of 9-38-9-W5M the following:

  (i) In the Spacing Unit for the Earning Well:

  a 2.000% interest in the petroleum and natural gas below the base of the Mannville excluding natural gas in the formation; and

  a 4.000% interest in the natural gas in the Leduc formation before payout subject to payment of the Overriding Royalty which is convertible upon payout at royalty owners option to 50% of the Farmee's Interest;

  (ii) A 1.600% interest in the rights below the base of the Shunda formation in Section 10, Township 38, Range 9W5M; and

  (iii) A 1.289% interest in the rights below the base of the Shunda formation in Sections 15 and 16, Township 38, Range 9W5M down to the base as shown in the schedule attached to the agreement dated September 23, 2005.

  LEXARIA CORP
  (An exploration stage company)
  Notes to the Financial Statements
  January 31, 2006
  (Expressed in U.S. Dollars)
  (Unaudited)

  At the date of these financial statements drilling is being carried out but is not completed.

  As at January 31, 2006, the Company has made accumulated expenditures of $275,876 on its Leduc property. In the period between February 1 and March 31, 2006, the Company paid an additional $56,513 for exploration costs on its Leduc property. As at March 31, 2006, the Company has made accumulated expenditures of $332,386 on its Leduc property.

  (c) On December 21, 2005, the Company agreed to purchase a 20% gross working and revenue interest in a 10 well drilling program in Mississippi owned by Griffin & Griffin Exploration for $700,000. Concurrent with signing the Company paid $220,000 and on January 17, 2006 the company paid the remaining $480,000.

  4. Related party transactions

  There were no related party transactions during the fiscal period ended January 31, 2006.

  Until ◆ , 2006 (which is 90 days after the effective date of this Prospectus), all dealers that effect transactions in these securities, whether or not participating in this Offering, may be required to deliver a Prospectus. This is in addition to the dealer's obligations to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

  PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

  Item 24 Indemnification of Directors and Officers.

  Nevada corporation law provides that:

    a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

    a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

    to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

  We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

    by our stockholders;

    by our Board of Directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

    if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

    if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

    by court order.

  Our Certificate of Incorporation and Articles provide that no director or officer shall be personally liable to Lexaria or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve material misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the General Corporate Law of Nevada.

  Our Bylaws provide that no officer or director shall be personally liable for any obligations of Lexaria or for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of Lexaria. The Bylaws also state that we will indemnify and hold harmless each person and their heirs and administrators who shall serve at any time hereafter as a director or officer from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of their having heretofore or hereafter been a director or officer, or by reason of any action alleged to have heretofore or hereafter taken or omitted to have been taken by him or her as a director or officer. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his (or her) own negligence or wilful misconduct. Our By-Laws also provide that we, our directors, officers, employees and agents will be fully protected in taking any action or making any payment, or in refusing so to do in reliance upon the advice of counsel.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Lexaria under Nevada law or otherwise, Lexaria has been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by Lexaria for expenses incurred or paid by a director, officer or controlling person of Lexaria in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, Lexaria will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in said Act and will be governed by the final adjudication of such issue.

  Item 25 Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholders. All of the amounts shown are estimates, except for the SEC Registration Fees.
SEC registration fees	$180.29
Printing and engraving expenses	$3,000(1)
Accounting fees and expenses	$23,000(1)
Legal fees and expenses	$40,000(1)
Transfer agent and registrar fees	$5,000(1)
Fees and expenses for qualification under state securities laws	$0
Miscellaneous	$1,000(1)
Total	$72,180.29

  (1) We have estimated these amounts

  Item 26 Recent Sales of Unregistered Securities - Last Three Years

  On December 28, 2004, we accepted subscription agreements that sold 9,766,000 shares of our common stock at $0.01 per share for gross offering proceeds of $97,660. On December 8, 2005, we accepted subscription agreements that sold 7,816,000 shares of our common stock at $0.15 per share for gross offering proceeds of $1,172,400. All of the above shares have a par value of $0.001 per share.

  All these were offshore transactions pursuant to Rule 903 of Regulation S of the Securities Act of 1933. None of the subscribers were U.S. persons as that term is defined in Regulation S. No directed selling efforts were made in the United States by the Company, any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restriction referred to by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials, documents and the share certificates that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirement of the Securities Act of 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933. The offering price for the offshore transactions was established on an arbitrary basis.

  The following is a list of the subscribers and the number of shares each subscriber purchased:
Name of Stockholder	Residency	Number of Shares Subscribed
658111 BC Ltd. (2)	Canada	500,000
Bateman, Cody	Canada	500,000
Bateman, Ryan	Bermuda	500,000
Bell, Kevin	Canada	500,000
Bishop, Robert	Canada	100,000
Blackmore, Ted	Canada	500,000
Braun, Garth	Canada	800,000
Braun, Katrin	Canada	500,000
Bridge Mining Ltd. (3)	Switzerland	100,000
Bunka, Chris	Canada	800,000
Bunka, Morgan	Canada	656,000
Cabianca, Marc	Taiwan	500,000
Cardey, Darryl	Canada	700,000
Dougans, Chris	Canada	320,000
Dougans, Gillian	Canada	500,000
Fairwood Ventures Inc(4)	Hong Kong	100,000
Falstaff Holdings Ltd. (5)	Canada	50,000
Farzan, Yair	Canada	20,000
Fountain Capital Corp. Ltd. (6)	Canada	1,100,000
GHL Financial Services Ltd. (7)	Philippines	250,000
Global Publishing Corp(8)	Panama	500,000
Gray, Stuart	Canada	800,000
Jenks, Gladys	Canada	550,000
Khan, Sophia	Canada	20,000
Lee, Peter	Canada	150,000
Libreville Company Ltd., S.A. (9)	Panama	1,000,000
Loeber, Vance	Canada	100,000
Lupick, Darryl	Canada	46,000
MacMillan, Leonard	Canada	250,000

Martin, Georgina	Canada	50,000
Paladin Capital Management(10)	Panama	350,000
Palazar Capital Corporation(11)	Bahamas	500,000
Piranha Investment Corp. (12)	Panama	1,000,000
Randhawa, Dev	Canada	200,000
Rees, Diane	Canada	50,000
Sharma, Hari	Canada	500,000
Shull, Audra	Canada	100,000
Shull, Patricia	Canada	300,000
Sky Point Holdings Limited(13)	Samoa	500,000
Solc, Deborah-Lynne	Canada	500,000
Solc, Robert	Canada	500,000
Special Target Group Limited(14)	British Virgin Islands	500,000
Yan, Joanne	Canada	20,000
Yan, Li Ying	Hong Kong	100,000

  Item 27 Exhibits

  The following Exhibits are filed with this Prospectus:
Exhibit Number	Description
3.1*	Articles of Incorporation dated December 9, 2004
3.2*	Bylaws
4.1*	Specimen ordinary share certificate
5.1	Legal Opinion of Fraser and Company LLP
10.1*	Strachan Participation & Farmout Agreement
10.2*	Griffin Model Form Operating Agreement
10.3*	Griffin Drilling Program Agreement
10.4*	Papua New Guinea Petroleum Prospecting Licence Application
10.5	Management Services Agreement with Leonard MacMillan
23.1	Consent of Staley, Okada & Partners, Chartered Accountants (contained within the financial statements)
24.1	Power of Attorney (contained on the signature pages of this registration statement)
99.1*	Form of Subscription Agreement between Lexaria Corp. and each of the following persons:

658111 BC Ltd.	500,000
Bateman, Cody	500,000
Bateman, Ryan	500,000
Bell, Kevin	500,000
Bishop, Robert	100,000
Blackmore, Ted	500,000
Braun, Garth	800,000
Braun, Katrin	500,000
Bridge Mining Ltd.	100,000
Bunka, Chris	800,000
Bunka, Morgan	656,000
Cabianca, Marc	500,000
Cardey, Darryl	700,000
Dougans, Chris	320,000
Dougans, Gillian	500,000
Fairwood Ventures Inc	100,000
Falstaff Holdings Ltd.	50,000
Farzan, Yair	20,000
Fountain Capital Corp. Ltd.	1,100,000
GHL Financial Services Ltd.	250,000
Global Publishing Corp	500,000
Gray, Stuart	800,000
Jenks, Gladys	550,000
Khan, Sophia	20,000
Lee, Peter	150,000
Libreville Company Ltd., S.A.	1,000,000
Loeber, Vance	100,000
Lupick, Darryl	46,000
MacMillan, Leonard	250,000
Martin, Georgina	50,000
Paladin Capital Management	350,000
Palazar Capital Corporation	500,000
Piranha Investment Corp.	1,000,000
Randhawa, Dev	200,000
Rees, Diane	50,000
Sharma, Hari	500,000
Shull, Audra	100,000
Shull, Patricia	300,000
Sky Point Holdings Limited	500,000
Solc, Deborah-Lynne	500,000
Solc, Robert	500,000
Special Target Group Limited	500,000
Yan, Joanne	20,000
Yan, Li Ying	100,000

  * Incorporated by reference to same exhibit filed with the Company's Form SB-2 Registration Statement on March 1, 2006.

  Item 28 Undertakings

  The undersigned Company hereby undertakes that it will:

  (1) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

  (a) include any prospectus required by Section 10(a)(3) of the Securities Act;

  (b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (c) include any material information with respect to on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2) for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

  (3) remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Lexaria pursuant to the foregoing provisions, or otherwise, Lexaria has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by Lexaria of expenses incurred or paid by a director, officer or controlling person of Lexaria in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, Lexaria will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

  SIGNATURES

  In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia on May 5, 2006.

  LEXARIA CORP.
  a Nevada corporation

  /s/ "Leonard MacMillan" /s/ "Diane Rees"
  By: Leonard MacMillan, President, Principal By: Diane Rees, Chief Financial Officer,
  Executive Officer and Director Principal Accounting Officer, Secretary and
  Director

  POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Leonard MacMillan as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.
Signatures	Date

/s/ "Leonard MacMillan"
Leonard MacMillan, President (Principal Executive Officer) and Director	May 5, 2006

/s/ "Diane Rees"
Diane Rees, Chief Financial Officer, Secretary, Treasurer, Principal Accounting Officer and Director	May 5, 2006